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                                                                     Exhibit 1.1


The Stock Exchange of Hong Kong Limited takes no responsibility for the contents of this announcement, makes no representation as to its accuracy or completeness and expressly disclaims any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement.

This announcement is not an offer to sell or the solicitation of an offer to buy any securities.

                              [CHINA MOBILE LOGO]

                        CHINA MOBILE (HONG KONG) LIMITED
(Incorporated in Hong Kong with limited liability under the Companies Ordinance)

MAJOR TRANSACTION AND CONNECTED TRANSACTIONS



SUMMARY

The "Acquisition"

China Mobile (Hong Kong) Limited (the "Company") entered into a conditional sale and purchase agreement on 16 May 2002 (the "Acquisition Agreement") to acquire, subject to certain conditions, from China Mobile Hong Kong (BVI) Limited ("CMBVI"), the Company's immediate controlling shareholder, the entire interests in the mobile telecommunications companies indirectly owned by China Mobile Communications Corporation ("CMCC") in Anhui, Jiangxi, Chongqing, Sichuan, Hubei, Hunan, Shaanxi and Shanxi. CMCC indirectly owns 100% of the issued share capital of CMBVI.

Anhui Mobile, Jiangxi Mobile, Chongqing Mobile, Sichuan Mobile, Hubei Mobile, Hunan Mobile, Shaanxi Mobile and Shanxi Mobile (the "Target Companies") are the leading providers of mobile telecommunications services in their respective provinces and directly-administered municipality. As of 31 December 2001, the Target Companies had a total of approximately 20.93 million subscribers. Their estimated weighted average market share of mobile telecommunications subscribers was approximately 73.9% in the eight provinces and directly-administered municipality in which they operate as of 31 December 2001. As of that date, Anhui Mobile had approximately 2.38 million subscribers, Jiangxi Mobile had approximately 2.15 million subscribers, Chongqing Mobile had approximately 1.81 million subscribers, Sichuan Mobile had approximately 4.16 million subscribers, Hubei Mobile had approximately 3.04 million subscribers, Hunan Mobile had approximately 2.90 million subscribers, Shaanxi Mobile had approximately 2.00 million subscribers and Shanxi Mobile had approximately 2.49 million subscribers, which represented estimated market shares of mobile telecommunications subscribers of approximately 68.3%, 74.2%, 71.5%, 75.5%, 75.2%, 79.7%, 65.8% and 78.7% in their respective provinces and directly-administered municipality.

The Acquisition was negotiated and entered into on an arm's length basis and on normal commercial terms. The total purchase price of the Acquisition is US$8,573 million (equivalent to approximately HK$66,863.4 million), which shall be satisfied by the payment of an initial consideration in cash and by the issuance of Consideration Shares by the Company to CMBVI of an aggregate of US$5,773 million (equivalent to approximately HK$45,025.4 million) on completion of the Acquisition and the payment of a deferred consideration of US$2,800 million (equivalent to approximately HK$21,838.0 million). The Company intends to finance the cash portion of the initial consideration primarily using existing internal cash resources and the proceeds from the issuance and allotment of Shares for a total of HK$5.85 billion (equivalent to approximately US$750 million) to Vodafone Group Plc ("Vodafone") or its wholly-owned subsidiary, Vodafone Holdings (Jersey) Limited ("Vodafone Holdings").

The deferred consideration is payable fifteen years after the date of completion of the Acquisition. The Company may make early payment of all or part of the deferred consideration. In addition, the Company has undertaken to CMBVI to use its reasonable endeavours, subject to market conditions and the receipt of all necessary regulatory and governmental approvals, to issue RMB denominated bonds and Chinese Depositary Receipts and has agreed to make early payment of the deferred consideration with the net proceeds. The Company will pay interest to CMBVI on the actual amount of deferred consideration unpaid from the date of completion of the Acquisition and at half-yearly intervals. Interest is calculated at the two-year US dollar LIBOR swap rate at 11 am (New York City time) on the second Business Day next preceding the date of the Acquisition Agreement for the first two years after completion of the Acquisition. Thereafter, the interest rate will be adjusted every two years to equal the two-year US dollar LIBOR swap rate prevailing at 11 am (New York City time) on the relevant Interest Determination Date. The payment of the deferred consideration and the interest payments can be made in Hong Kong dollars, RMB or US dollars (or other currencies agreed by the Company and CMBVI). Any payment made in currencies other than US dollars will be accounted for based on the exchange rates between US dollars and such currencies prevailing at 12:00 noon (New York City time) on the day which is two Business Days next preceding the date of the Acquisition Agreement.

CMBVI currently owns approximately 75.58% of the issued share capital of the Company. The net tangible asset value of the Group as at 31 December 2001 was approximately RMB110,303 million (equivalent to approximately HK$103,961 million). The total purchase price for the Acquisition is approximately 64.3% of the net tangible asset value of the Group for the financial year ended 31 December 2001. Accordingly, under The Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited (the "Stock Exchange") (the "Listing Rules"), the Acquisition constitutes both a major transaction and a connected transaction for the Company and is conditional upon, among other things, the approval of the Acquisition, the issuance of the Consideration Shares (as defined below) to CMBVI and the Connected Transactions (as defined below) by the shareholders of the Company, other than CMBVI and its associates (as defined in the Listing Rules) (the "Independent Shareholders") at an extraordinary general meeting of shareholders of the Company to be convened for this purpose.

An Independent Board Committee (as defined below) has been established to advise the Independent Shareholders as to whether the terms of the Acquisition, the mechanism for the determination of the issue price of the Consideration Shares and the Connected Transactions are fair and reasonable from a financial perspective so far as the Independent Shareholders are concerned. N M Rothschild & Sons ("Rothschild") has been retained as the independent financial adviser to the Independent Board Committee.

China International Capital Corporation (Hong Kong) Limited and Goldman Sachs
(Asia) L.L.C. are the financial advisers to the Company in respect of the Acquisition.

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Connected Transactions

The Company, its existing subsidiaries and each of the Target Companies have entered into certain operating and other agreements with certain connected persons which constitute, or will upon the completion of the Acquisition constitute, connected transactions under Chapter 14 of the Listing Rules.

As these connected transactions (the "Connected Transactions") are expected to occur on a regular and continuous basis in the ordinary and usual course of business, the Company has made an application to the Stock Exchange for a waiver from compliance with the normal approval and disclosure requirements related to connected transactions under the Listing Rules.

Despatch of Shareholders' Circular

A circular containing, among other things, details of the terms of the Acquisition, the issue of the Consideration Shares and the Connected Transactions, a letter from the Independent Board Committee, a letter from Rothschild, further financial information of the Target Group, and a notice to shareholders of the Company convening an extraordinary general meeting to approve, among other things, the terms of the Acquisition, the issue of the Consideration Shares and the Connected Transactions, will be despatched to the shareholders and, for information only, Noteholders and Convertible Noteholders of the Company, as soon as practicable.

Subscription of HK$5.85 billion of Shares by Vodafone

On 16 May 2002, the Company, Vodafone and Vodafone Holdings entered into the Vodafone Subscription Agreement pursuant to which Vodafone agreed to subscribe, or to elect to allow Vodafone Holdings to subscribe, for Shares for a total of HK$5.85 billion (equivalent to approximately US$750 million), at a subscription price of HK$24.7217 per Share, which represents the average closing price of the Shares on the Stock Exchange for the 30 trading days prior to the date of this announcement. The subscription price and the number of Shares subscribed for by Vodafone or Vodafone Holdings (as the case may be) are subject to adjustment. The proceeds of the issue of such Shares will be used to finance part of the cash portion of the initial consideration of the total purchase price of the Acquisition.

THE ACQUISITION AGREEMENT

Date:

16 May 2002

Parties:

Vendor: China Mobile Hong Kong (BVI) Limited

Purchaser: China Mobile (Hong Kong) Limited

Warrantor: China Mobile Communications Corporation

Transaction:

The Company has agreed, subject to certain conditions, to acquire from CMBVI the entire issued share capital of each of the following companies:

(a)   Anhui Mobile (BVI) Limited

(b)   Jiangxi Mobile (BVI) Limited

(c)   Chongqing Mobile (BVI) Limited

(d)   Sichuan Mobile (BVI) Limited

(e)   Hubei Mobile (BVI) Limited

(f)   Hunan Mobile (BVI) Limited

(g)   Shaanxi Mobile (BVI) Limited

(h)   Shanxi Mobile Communication (BVI) Limited

CMBVI is the sole legal and beneficial owner of the entire issued share capital of each of the Target BVI Companies.

Each of the Target BVI Companies was incorporated by CMBVI on 10 May 2002 in the British Virgin Islands with limited liability. The sole business of the Target BVI Companies is investment holding in the respective Target Companies.

Anhui Mobile, Jiangxi Mobile, Chongqing Mobile, Sichuan Mobile, Hubei Mobile, Hunan Mobile, Shaanxi Mobile and Shanxi Mobile were established on 30 January 2002, 31 January 2002, 7 February 2002, 4 February 2002, 1 February 2002, 6 February 2002, 3 February 2002 and 4 February 2002, respectively. Pursuant to a series of transfers, CMCC, through CMHKG and CMBVI, transferred its entire interests in the Target Companies to the respective Target BVI Companies. CMCC owns 100% of the economic interest of CMHKG which, in turn, owns 100% of CMBVI.

The Acquisition is in respect of the entire issued share capital of all eight Target BVI Companies. Unless the entire issued share capital of all eight Target BVI Companies can be acquired, the Acquisition will not proceed. Upon completion of the Acquisition, each of the Target BVI Companies will become a wholly-owned subsidiary of the Company.

The following depicts the corporate structure of the Company, with its principal subsidiaries, before the Acquisition:

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    Organization chart showing the corporate structure of the Company, with its principal subsidiaries, before the Acquisition.


(1) CMCC owns 100% of the economic interest in CMHKG.

(2) China Mobile (Shenzhen), a wholly-owned subsidiary of the Company incorporated in Mainland China, was established in June 2000 to improve profit monitoring and financial management of the Company's operating subsidiaries in Mainland China, to handle roaming and interconnection clearing and settlement among such subsidiaries and among such subsidiaries and other enterprises of CMCC, and to conduct research and development relating to wireless data communications.

(3) Aspire Holdings Limited is a 66.41% owned subsidiary of the Company incorporated in the Cayman Islands in June 2000 and is engaged in the provision of wireless data and Internet enabling technologies, applications and service platforms including the unified Mobile Information Service Center (MISC) platform through which the Group and CMCC provide Monternet and other wireless data services to their subscribers.

Consideration and Payment:

The Acquisition was negotiated and entered into on an arm's length basis and on normal commercial terms. The total purchase price of the Acquisition is US$8,573 million (equivalent to approximately HK$66,863.4 million), and will consist of payment of an initial consideration and a deferred consideration.

The initial consideration of US$5,773 million (equivalent to approximately HK$45,025.4 million) will be satisfied on completion of the Acquisition by payment in cash and the issue of the Consideration Shares to CMBVI. The cash portion amounts to US$3,150 million (equivalent to approximately HK$24,567.8 million) and is payable in HK dollars, RMB, US dollars or a combination of the above currencies. The balance of the initial consideration of US$2,623 million (equivalent to approximately HK$20,457.6 million) will be satisfied by the issue of 827,514,446 Consideration Shares to CMBVI (representing approximately 4.45% of the Company's existing issued share capital), at the price of HK$24.7217 per Share. The per Share price for the

Consideration Shares is equal to the average closing price of the Shares on the Stock Exchange for the 30 trading days prior to this announcement, subject to possible adjustment pursuant to the mechanism set forth below, and is the same as the per Share price of the Shares to be issued and allotted to Vodafone or Vodafone Holdings (as the case may be) pursuant to the Vodafone Subscription Agreement.

The price per Consideration Share and hence the number of the Consideration Shares to be issued to CMBVI are subject to adjustment if the simple arithmetic average of the volume-weighted average prices per Share on the Stock Exchange for the 10 consecutive trading days commencing from the trading day immediately following the date of this announcement ("Average VWAP") is either higher than HK$28.4300 (being HK$24.7217 as increased by 15%) per Share or lower than HK$21.0134 (being HK$24.7217 as decreased by 15%) per Share. If Average VWAP is higher than HK$28.4300 per Share, the per Consideration Share price will be increased by 50% of the difference between Average VWAP and HK$28.4300. If Average VWAP is lower than HK$21.0134 per Share, the per Consideration Share price will be decreased by 50% of the difference between HK$21.0134 and Average VWAP. The number of Consideration Shares to be issued to CMBVI will be adjusted accordingly using the new per Consideration Share price.

After the issuance and allotment of the Consideration Shares to CMBVI and the issuance and allotment of new Shares to Vodafone or Vodafone Holdings (as the case may be) and assuming that no adjustment is made to the price and numbers of the Shares so issued, CMBVI will have approximately 75.70% of the Company's enlarged issued share capital and the Company's minimum public float of 23.5% as stipulated by the Stock Exchange will be maintained.

The deferred consideration represents the difference between the total consideration and the initial consideration and amounts to US$2,800 million (equivalent to approximately HK$21,838.0 million). The Company will pay interest to CMBVI at half-yearly intervals on the actual amount of deferred consideration remaining unpaid from the date of completion of the Acquisition. Interest is accrued daily and is calculated at the two-year US dollar LIBOR swap rate at 11 am (New York City time) on the second Business Day next preceding the date of the Acquisition Agreement for the first two years after completion of the Acquisition. Thereafter, the interest rate will be adjusted every two years to equal the two-year US dollar LIBOR swap rate prevailing at 11 am (New York City time) on the relevant Interest Determination Date. The translations above between Hong Kong dollars and US dollars are based on the prevailing rate at 12:00 noon (New York City time) on the day which is two Business Days next preceding the date of this announcement, being HK$7.7993=US$1.00.

The deferred consideration is subordinated to other senior debts owed by the Company from time to time including, but not necessarily limited to, the US$600 million Notes and the US$690 million Convertible Notes issued by the Company in 1999 and 2000, respectively. The deferred consideration is payable fifteen years after the date of completion of the Acquisition. The Company may make early payment of all or part of the deferred consideration from time to time at any time after completion of the Acquisition without penalty. The Company has undertaken to CMBVI to use its reasonable endeavours, subject to market conditions and receiving all necessary regulatory and governmental approvals, to issue RMB denominated bonds and Chinese Depositary Receipts and has agreed to make early payment of the deferred consideration using the net proceeds from the possible issuance of RMB denominated bonds and/or Chinese Depositary Receipts after such proceeds are received. Should the Company decide to make early payment of all or part of the deferred consideration other than from the net proceeds from the issuance of RMB denominated bonds or Chinese Depositary Receipts, such early payment can only be made if it does not have any significant impact on the Company's ability to repay any senior debt to which the deferred consideration is subordinated. The terms (including amounts) of any possible issuance of RMB denominated bonds and/or Chinese Depositary Receipts have not been finalised.

The payment of the deferred consideration and the interest payments can be made in Hong Kong dollars, RMB or US dollars (or other currencies agreed by the Company and CMBVI). Any payment made in currencies other than US dollars will be accounted for based on the exchange rates between US dollars and such currencies prevailing at 12:00 noon (New York City time) on the day which is two Business Days next preceding the date of the Acquisition Agreement.

As a result of the Acquisition, the Company will assume the net indebtedness of the Target Companies, which amounted to approximately RMB13,467 million (equivalent to approximately US$1,627 million or HK$12,693 million) as of 31 December 2001. Taking into account the above net indebtedness and the total purchase price of the Acquisition, the enterprise value of the Target Group is RMB84,426 million (equivalent to approximately US$10,200 million or HK$79,556 million).

The Company will apply to the Stock Exchange for the listing of, and permission to deal in, the Consideration Shares.

The consideration for the Acquisition was determined based on various factors, including the prospective adjusted EBITDA and prospective profit contributions of the Target Companies to the Combined Group, the quality of the assets being acquired, their growth prospects, earnings potential, competitive advantages in their respective markets and other relevant valuation benchmarks.

The total purchase price of the Acquisition will represent a multiple of 13.1 times the combined 2001 net profit (before deduction of a one-off deficit on revaluation) of RMB5,408 million (equivalent to approximately HK$5,097 million) and 12.7 times the combined 2002 forecast net profit of approximately RMB5,600 million (equivalent to approximately HK$5,277 million based on the prevailing rate at 12:00 noon (New York City time) on the day which is two Business Days next preceding the date of this announcement) of the Target Group. In addition, the enterprise value of the Target Group will represent a multiple of 6.6 times the combined 2001 adjusted EBITDA of RMB12,889 million (equivalent to approximately HK$12,148 million) and 5.2 times the combined 2002 forecast adjusted EBITDA of approximately RMB16,100 million (equivalent to approximately HK$15,172 million based on the prevailing rate at 12:00 noon (New York City time) on the day which is two Business Days next preceding the date of this announcement) of the Target Group. The combined 2001 net profit (before deduction of a one-off deficit on revaluation) and the combined 2001 adjusted ebitda of the Target Group are calculated from figures which can be extracted from the accountants' report to be included in the Shareholders' circular to be issued by the Company. The number of subscribers of the Target Group is estimated to reach 28.65 million as of 31 December 2002. The forecast combined net profit and combined adjusted EBITDA of the Target Group are based on certain prospective financial information prepared by the Company and the Target Companies.

Conditions of the Completion of the Acquisition:

Completion of the Acquisition is conditional upon the fulfilment of certain conditions on or before 30 September 2002, or such later date as CMBVI and the Company may agree, and these conditions include:

(a) the passing of resolutions by the Independent Shareholders approving the Acquisition, the issue of the Consideration Shares to CMBVI and the Connected Transactions;

(b) the Company having received adequate funding or financing to satisfy the cash portion of the initial consideration of the total purchase price of the Acquisition;

(c) the granting by the Listing Committee of the Stock Exchange of the listing of, and permission to deal in, the Consideration Shares to be issued by the Company upon completion of the Acquisition;

(d) there having been no material adverse change to the financial conditions, business operations or prospects of any of the Target BVI Companies or the Target Companies; and

(e) the receipt of various approvals from relevant PRC regulatory authorities.

Completion of the Acquisition:

The Acquisition shall be completed following the fulfilment (or waiver) of the above conditions, and is expected to take place on the third Business Day after the passing of the ordinary resolutions set out in the Shareholders' circular or such other date as may be agreed between CMBVI and the Company following notification by the Company to CMBVI of the fulfilment or waiver of all the conditions. If any of the above-mentioned conditions is not fulfilled or waived by 30 September 2002, or such other date as CMBVI and the Company may agree, the Acquisition Agreement shall lapse.

The following depicts the corporate structure of the Company, with its principal subsidiaries, following completion of the Acquisition and the completion of the Vodafone Subscription Agreement:


  Organization chart showing the corporate structure of the Company, with its principal subsidiaries, following completion of the Acquisition and the completion of the Vodafone Subscription Agreement

(1) CMCC owns 100% of the economic interest in CMHKG.

(2) Based on 827,514,446 Consideration Shares being issued and allotted to CMBVI and 236,634,212 Shares being issued to Vodafone or Vodafone Holdings (as the case may be), on the assumption that the per Share price of the Shares so issued is HK$24.7217 and no adjustments are made to the per Share price and hence the numbers of Shares so issued.

REASONS FOR AND BENEFITS OF THE ACQUISITION

The Acquisition represents an attractive opportunity for the Group to consolidate its strong position and further capitalise on the growth potential of the Chinese telecommunications industry. Each of the Target Companies is the leading provider of mobile telecommunications services in its respective region. The Acquisition will further consolidate the Group's overall market position.

The Target Companies have experienced significant growth in the total number of subscribers from approximately 7.28 million as of 31 December 1999 to approximately 20.93 million as of 31 December 2001. However, the mobile penetration rates in these regions are relatively low compared with those of other more mature Asian and international markets and with Mainland China's coastal regions, which have experienced more rapid economic development. As of 31 December 2001, the mobile penetration rate was approximately 5.5% for Anhui, 6.9% for Jiangxi, 8.2% for Chongqing, 6.4% for Sichuan, 6.8% for Hubei, 5.5% for Hunan, 8.3% for Shaanxi and 9.7% for Shanxi, with an overall weighted average of approximately 6.8%. The Directors believe that these rates indicate significant potential for subscriber growth in these regions.

Currently, the Group provides mobile telecommunications and related services in Guangdong, Zhejiang, Jiangsu, Fujian, Henan, Hainan, Shandong, Liaoning and Hebei provinces, Beijing, Shanghai and Tianjin directly-administered municipalities and the Guangxi autonomous region of Mainland China. With the completion of the Acquisition, the Group will expand its geographical coverage. Based on information as of 31 December 2001, the subscribers of the Group will increase from approximately 69.64 million before the Acquisition, or approximately 48% of all subscribers in Mainland China as of such date, to approximately 90.57 million after the Acquisition or approximately 63% of all subscribers in Mainland China as of such date. In addition, the total number of subscribers of the Combined Group has exceeded 100 million as of 20 April 2002. The Acquisition will increase the population in the areas where the Group operates from approximately 632.8 million to approximately 1.05 billion people, or 82.3% of Mainland China's total population as of 31 December 2001. The Directors believe that the Acquisition will provide a solid foundation for the Group's future growth.

The Directors believe that the Acquisition will enhance the Group's growth prospects, further consolidate its leading position in the mobile telecommunications market in Mainland China and create value for investors.

DIVIDEND POLICY SUBSEQUENT TO THE ACQUISITION

The Company has always focused on investing in PRC telecommunications market opportunities in Mainland China that offer high growth, such as the acquisition of the mobile telecommunications assets announced in this announcement, in order to create shareholder value. As a result, although the Company has a substantial cash balance as well as strong and sustained cash flow, the Company has not previously distributed a dividend. Now, since the specific terms and the financing arrangements of the Acquisition have by and large been determined, the Company has made use of this opportunity to review its dividend policy. Having considered its existing business operations, financial and cash flow position, capital expenditures and other related considerations, the Company believes that the financial resources of the Company are sufficient to support the realisation of the long-term development objectives of the Company, as well as the distribution of appropriate dividends to its Shareholders. Therefore, barring unforeseen circumstances, the Company will commence the payment of appropriate dividends, with the first dividend to be paid for the financial year ending 31 December 2002. Depending on the Company's overall operational and cash flow position at that time, the specific amounts of the dividends will be recommended by the Board to the Shareholders. Further announcements will be made by the Company when appropriate and as required under the Listing Rules.

FINANCING OF THE ACQUISITION

The Company intends to finance the cash portion of the initial consideration of the total purchase price of the Acquisition of US$3,150 million primarily by:

(a) using existing internal cash resources of US$2,400 million, representing 76.19% of the cash portion of the initial consideration; and

(b) using the entire proceeds of the issue and allotment of Shares totalling HK$5.85 billion (equivalent to approximately US$750 million) to Vodafone or Vodafone Holdings (as the case may be) pursuant to the Vodafone Subscription Agreement.

The Company intends to finance the deferred consideration using proceeds from the possible issuance of RMB denominated bonds and/or Chinese Depositary Receipts in the PRC, internal cash resources and/or any other forms of funding.

Subscription of Shares by Vodafone

On 16 May 2002, the Company, Vodafone and Vodafone Holdings entered into the Vodafone Subscription Agreement pursuant to which Vodafone agreed to subscribe, or to elect to allow Vodafone Holdings to subscribe, for Shares for a total of HK$5.85 billion (equivalent to approximately US$750 million). The Shares to be issued and allotted to Vodafone or Vodafone Holdings (as the case may be) will be subscribed for by Vodafone or Vodafone Holdings (as the case may be) at a price of HK$24.7217 per Share, which is equal to the average closing price of the Shares on the Stock Exchange for the 30 trading days prior to the date of this announcement and the price at which the Consideration Shares are issued to CMBVI. At HK$24.7217 per Share, the number of Shares to be issued and allotted to Vodafone or Vodafone Holdings (as the case may be) is 236,634,212 Shares (representing approximately 1.27% of the Company's existing issued share capital). The translation above between Hong Kong dollars and US dollars is based on the prevailing rate at 12:00 noon (New York City time) on the day which is two Business Days next preceding the date of this announcement, being HK$7.7993=US$1.00.

The price per Share and hence the number of the Shares to be issued to Vodafone or Vodafone Holdings (as the case may be) are subject to adjustment on the same basis as the price adjustment mechanism for the price per Consideration Share to be issued and allotted to CMBVI.

After the issuance and allotment of the Shares to Vodafone or Vodafone Holdings (as the case may be) under the Vodafone Subscription Agreement and the issuance and allotment of the

Consideration Shares to CMBVI and assuming no adjustment is made to the price and numbers of the Shares so issued, Vodafone's shareholding in the Company (held either directly and/or through its wholly-owned subsidiaries) will increase to approximately 3.27%.

The Vodafone Subscription Agreement is conditional upon, among other things, the granting of the approval by the Stock Exchange for the listing of and the permission to deal in the Shares to be issued to Vodafone or Vodafone Holdings (as the case may be) pursuant to the Vodafone Subscription Agreement. It is expected that the subscription of Shares under the Vodafone Subscription Agreement will be completed on 18 June 2002 or such other date as the parties to the Vodafone Subscription Agreement may agree.

The Shares will be issued to Vodafone or Vodafone Holdings (as the case may be) in reliance on Regulation S under the United States Securities Act of 1933, as amended. The Company will apply to the Stock Exchange for the listing of, and permission to deal in, the Shares to be issued to Vodafone or Vodafone Holdings (as the case may be).

GRANTING THE RIGHT TO APPOINT DIRECTOR

Since the signing of a strategic alliance agreement between the Company and Vodafone in February 2001, the parties thereto have co-operated in good faith and have had practical exchanges at various operational levels. Pursuant to the Vodafone Subscription Agreement, Vodafone or its wholly-owned subsidiary, Vodafone Holdings (either the "Vodafone company"), will subscribe for additional Shares in the Company. This further demonstrates the commitment of Vodafone and its subsidiaries (the "Vodafone group") and the Company to maintain a close, long-term relationship as co-operative strategic partners. In order to further enhance co-operation, the Company has, after consultation with the Vodafone group, decided to reinforce the existing arrangement in connection with the appointment of Sir Christopher Gent (the Chief Executive of Vodafone) as a non-executive director of the Company. The Company has agreed to formally grant the Vodafone company the right to appoint one non-executive director of the Company, who will be the Chief Executive or any other member of the senior management of Vodafone as agreed with the Company. The Company considers that the grant of such a right will further promote exchanges between itself and the Vodafone group, and provide the Company with more advanced international operational experiences, which will in turn help to bolster corporate governance and promote the sound, long-term development of the Company.

INFORMATION ON THE TARGET COMPANIES

Industry Background

The telecommunications industry in Mainland China has experienced rapid growth over the last three years. According to the MII, fixed line subscribers increased from approximately 108.81 million at the end of 1999 to approximately
180.39 million at the end of 2001 with an average compound growth rate of approximately 28.8% per annum. Over the same period, mobile telecommunications subscribers increased from 43.24 million to 144.80 million with an average compound growth rate of approximately 83.0% per annum. The mobile telecommunications sector is one of the fastest growing sectors within the telecommunications industry in Mainland China.

At the end of 2001, Mainland China became the world's largest mobile telecommunications market in terms of the overall number of subscribers. Even though there has been a rapid growth in the number of mobile telecommunications subscribers in recent years, the mobile penetration rate in

Mainland China is still relatively low compared with other developed international markets. Given the rapid growth of the economy in Mainland China, the mobile telecommunications market has significant potential for continued growth.

In the first half of 2000, the Chinese government separated the government's regulatory function from its business management functions in respect of the telecommunications industry. As a result, the MII ceased to participate in telecommunications operations but continues to exercise its authority as the industry regulator.

As a state-owned company, CMCC is primarily engaged in the business of mobile telecommunications. As a state-owned company, the former CTC was primarily engaged in the business of fixed line telecommunications. In December 2001, the State Council approved a plan for the reform of the telecommunications system and conducted a restructuring of the former CTC, China Netcom Corporation Limited and Jitong Network Communications Company Limited. After the restructuring, China Netcom Group consists of ten provincial telecommunications companies originally owned by the former CTC in Beijing and nine other provinces and directly-administered municipality, China Netcom Corporation Limited and Jitong Network Communications Company Limited. After the restructuring, CTC retains the telecommunications companies originally owned by the former CTC in the remaining provinces, directly-administered municipalities and autonomous regions, under its corporate mantle.

Currently, apart from CMCC (which includes the Group), the principal operators in the telecommunications industry in Mainland China also include CTC, China Netcom Group, China Unicom, China Satellite Communications Corporation and Railcom. Providers of mobile telecommunications services are CMCC (which includes the Group) and China Unicom. Providers of fixed line services are CTC, China Netcom Group, China Unicom and Railcom.

Market Environment of the Target Companies

As of 31 December 2001, the total population in the eight provinces and directly-administered municipality in which the Target Companies operate was approximately 418 million, the GDP per capita was approximately RMB5,724, and the weighted average fixed line and mobile penetration rates were approximately 10.3% and 6.8%, respectively. The following table sets forth certain market environment data for Anhui, Jiangxi, Chongqing, Sichuan, Hubei, Hunan, Shaanxi and Shanxi for the periods indicated:

                                      As of or for the year ended 31 December
                                      ---------------------------------------
                                            1999         2000         2001
                                       ---------    ---------    ---------
Population (in thousands) (1)
  Anhui                                   62,060       62,780       63,280
  Jiangxi                                 42,312       41,485       41,858
  Chongqing                               30,723       30,911       30,970
  Sichuan                                 83,586       84,075       86,396
  Hubei                                   59,380       59,600       59,746
  Hunan                                   65,320       65,620       65,959

  Shaanxi                                 35,191       35,721       36,586
  Shanxi                                  32,036       32,478       32,716
                                       ---------    ---------    ---------
    Total                                410,608      412,670      417,511
                                       =========    =========    =========

GDP per capita (RMB) (1)
  Anhui                                    4,687        4,840        5,199
  Jiangxi                                  4,402        4,851        5,199
  Chongqing                                4,826        5,157        5,651
  Sichuan                                  4,441        4,770        5,118
  Hubei                                    6,588        7,174        7,804
  Hunan                                    5,098        5,638        6,039
  Shaanxi                                  4,137        4,647        5,033
  Shanxi                                   4,703        5,015        5,424
                                       ---------    ---------    ---------
  Weighted average                         4,912        5,312        5,724
                                       =========    =========    =========

Fixed line penetration rate (%) (2)
  Anhui                                      5.5          7.7         10.1
  Jiangxi                                    6.3          8.9         10.3
  Chongqing                                  6.4          8.7         10.9
  Sichuan                                    4.6          6.6          7.9
  Hubei                                      7.5          9.2         10.2
  Hunan                                      7.5         10.5         11.6
  Shaanxi                                    6.7         10.4         11.6
  Shanxi                                     6.1          9.7         12.7
                                       ---------    ---------    ---------
    Weighted average                         6.2          8.7         10.3
                                       =========    =========    =========

Mobile penetration rate (%) (3)
  Anhui                                      1.6          3.3          5.5
  Jiangxi                                    1.7          3.4          6.9
  Chongqing                                  2.7          5.2          8.2
  Sichuan                                    2.0          3.9          6.4
  Hubei                                      1.9          3.5          6.8
  Hunan                                      1.9          3.8          5.5
  Shaanxi                                    2.0          4.3          8.3
  Shanxi                                     2.1          4.5          9.7
                                       ---------    ---------    ---------
    Weighted average                         1.9          3.9          6.8
                                       =========    =========    =========

(1) Source: 2000 Provincial Statistical Yearbooks, 2001 Provincial Statistical Yearbooks and "2000-2001 PRC National Economic and Social Development Statistical Information Abstract".

(2) Source: the MII/the respective Provincial Telecommunications Administration Bureau.

(3) Calculated by dividing the Target Companies' estimate of the total number of mobile subscribers, including subscribers of other operators, by the respective population numbers from 2000 Provincial Statistical Yearbooks, 2001 Provincial Statistical Yearbooks and "2000-2001 PRC National Economic and Social Development Statistical Information Abstract".

Operations of the Target Companies

The Target Companies are the leading providers of mobile telecommunications services in their respective provincial and directly-administered municipal markets. The Target Companies currently offer mobile telecommunications services using GSM technology, and their networks effectively reach all cities and counties and major roads and highways within their respective geographic regions. Each of the Target Companies is also a major provider of wireless data services and an important provider of Internet Protocol ("IP") telecommunications services within the geographical region in which it operates.

1     Key Operating Data

The Target Companies had a total of approximately 20.93 million mobile telecommunications subscribers as of 31 December 2001. Their estimated weighted average market share of mobile telecommunications subscribers was approximately 73.9% in the regions in which they operate as of 31 December 2001.

The following table sets out certain summary operating and other data of the Target Group:

                                                    As of or for the year ended 31 December
                                                    ---------------------------------------
                                                             1999     2000     2001
                                                           ------   ------   ------
Subscribers (in thousands)                                  7,277   12,878   20,928
  Contract                                                  7,277    9,623   12,839
  Prepaid                                                    --      3,255    8,089
Market share (%)(1)                                          91.7     80.8     73.9
Minutes of usage (in millions)                             22,683   33,257   47,498
Average usage per user per month (minutes/user/month)(2)      315      284      235
  Contract                                                    315      307      308
  Prepaid                                                    --        108      101
Average revenue per user per month (RMB/user/month)(3)        226      185      129
  Contract                                                    226      198      160
  Prepaid                                                    --         83       71
                                                           ======   ======   ======

(1) Calculated based on the total number of mobile telecommunications subscribers in the relevant geographical region estimated by the Target Companies.

(2) Calculated by (i) dividing the total minutes of usage during the relevant period by the average number of users during the period (calculated as the average of the number of users at the end of each of the thirteen calendar months from the end of the previous year to the end of the current year); and
(ii) dividing the result by twelve months.

(3) Calculated by (i) dividing the operating revenue during the relevant period by the average number of users during the period (calculated in the same manner as note (2) above); and (ii) dividing the result by twelve months.

The following table sets forth the respective number of subscribers and market share of the Target Companies for the dates indicated:

                                   As of 31 December
                               -------------------------
                                1999      2000      2001
                               -----     -----     -----
Subscribers (in thousands)
  Anhui                          866     1,482     2,382
  Jiangxi                        638     1,121     2,152
  Chongqing                      738     1,263     1,805
  Sichuan                      1,546     2,560     4,161
  Hubei                        1,081     1,833     3,036
  Hunan                        1,166     2,125     2,901
  Shaanxi                        601     1,232     2,001
  Shanxi                         641     1,262     2,490

Market share (%) (1)
  Anhui                         86.1      72.2      68.3
  Jiangxi                       90.0      80.1      74.2
  Chongqing                     90.4      78.6      71.5
  Sichuan                       92.7      78.0      75.5
  Hubei                         95.7      88.5      75.2
  Hunan                         95.4      84.4      79.7
  Shaanxi                       83.9      80.7      65.8
  Shanxi                        96.5      85.7      78.7

(1) Calculated based on the total number of mobile telecommunications subscribers in the relevant geographical region estimated by the Target Companies.

The market demand for mobile telecommunications services in the regions in which the Target Companies operate has continuously increased, and the number of subscribers of each of the Target

Companies has grown significantly during the period from 1999 to 2001. However, due to increased competition during the period from 1999 to 2001, there has been a decrease in each Target Company's respective market share of mobile telecommunications subscribers within the region in which it operates. Nonetheless, each of the Target Companies continues to be the leading provider of mobile telecommunications services in its respective region.

The following table sets forth other selected key operating data of the Target Companies for the periods indicated:

                                                            Year ended 31 December
                                                           -----------------------
                                                             1999    2000    2001
                                                           ------   -----   -----
Minutes of usage (in millions)
  Anhui                                                     2,700   3,358   5,491
  Jiangxi                                                   2,270   2,910   4,668
  Chongqing                                                 2,215   3,152   3,934
  Sichuan                                                   4,956   6,933   9,775
  Hubei                                                     3,462   4,976   6,890
  Hunan                                                     3,014   5,360   7,399
  Shaanxi                                                   1,940   3,410   4,982
  Shanxi                                                    2,126   3,158   4,359

Average usage per user per month (minutes/user/month) (1)

  Anhui                                                       293     268     245
  Jiangxi                                                     362     280     240
  Chongqing                                                   341     273     204
  Sichuan                                                     360     290     254
  Hubei                                                       283     296     229
  Hunan                                                       265     273     246
  Shaanxi                                                     327     308     256
  Shanxi                                                      316     288     193

Average revenue per user per month (RMB/user/month) (2)
  Anhui                                                       204     182     122
  Jiangxi                                                     240     185     124
  Chongqing                                                   224     166     123
  Sichuan                                                     257     185     136
  Hubei                                                       206     212     137
  Hunan                                                       207     168     132
  Shaanxi                                                     255     195     131
  Shanxi                                                      225     190     119

(1) Calculated by (i) dividing the total minutes of usage during the relevant period by the average number of users during the period (calculated as the average of the number of users at the end of each of the thirteen calendar months from the end of the previous year to the end of the current year); and
(ii) dividing the result by twelve months.

(2) Calculated by (i) dividing the operating revenue during the relevant period by the average number of users during the period (calculated in the same manner as note (1) above); and (ii) dividing the result by twelve months.

         As the penetration rate of mobile subscribers increases, the subscriber base of each of the Target Companies has grown rapidly. Although there has been an increase in the portion of low-usage subscribers in the subscriber base, resulting in a decline in the average usage and revenue per user per month for the Target Companies, the total minutes of usage and the total operating income of the Target Companies have increased significantly from 1999 to 2001.

         The weighted average churn rates (excluding internal switching between different services offered by the Target Companies) of the Target Companies for 2000 and 2001 were approximately 7.0% and 7.7%, respectively. As connection fees for mobile telecommunications services in Mainland China have declined significantly in recent years and were eventually cancelled altogether on 1 July 2001, the cost to mobile users to switch among mobile telecommunications networks has correspondingly decreased. This, together with increased competition, has contributed to the increase in the Target Companies' churn rates.

2        Services and Products

(1)      Types of Services

         The services of the Target Companies primarily include voice-related services and data services.

         (i)      Voice-related Services of the Target Companies

                  The voice-related services of the Target Companies include basic voice-related services and value-added voice services. Basic voice-related services enable subscribers to make and receive calls with a mobile phone at any point within the coverage area of the mobile telecommunications network. Such services include local calls, domestic long distance calls, international long distance calls, intra-provincial roaming, domestic roaming and international roaming. Value-added voice services mainly include caller identity display, call waiting, call forwarding, call holding, "Quanqiuhu" paging service, voice mail and others.

         (ii)     Data Services of the Target Companies

                  (a)      Mobile Data Businesses

                  Currently, the mobile data businesses of the Target Companies primarily include short message services and "Monternet".

                  * Short message services. Short message services refer to services which employ the existing resources of GSM telecommunications networks and the corresponding functions of mobile telecommunications terminals to deliver and receive text or pictorial messages, including subscriber-to-subscriber messages, information on demand (which include stock price quotations, sports news and weather forecasts) and others. Short message services offer the virtues of convenience and multi-functionality. This business has grown rapidly since its initial launching. The usage volume of short message services of the Target Companies has increased from 82 million messages in 2000 to 1.17 billion messages in 2001, representing a thirteen-fold increase and has experienced rapid growth. As of 31 December 2001, the total number of users of short message services of the Target Companies reached an approximate of
                           5.62 million, accounting for approximately 26.9% of the total number of subscribers of the Target Companies.

                  * Monternet. In order to speed up the development of mobile data businesses, pursuant to arrangements co-ordinated by CMCC, the Target Companies launched the "Monternet" project in the fourth quarter of 2000 with a view to developing a unified Mobile Information Services Center platform. The Target Companies co-operated with key members throughout the wireless data value chain on joint product development, and have, in conjunction with other leading market participants, cultivated a community of Internet Service Providers ("ISPs") to develop rich and innovative content and applications. These have fostered the development of data businesses and have made the services more appealing to customers.

                  From a technical standpoint, mobile data services provided by the Target Companies also utilise WAP and GPRS. WAP, or Wireless Application Protocol, provides a wireless connection to the Internet that allows users to access Internet utilising mobile handsets with WAP functionality. GPRS, or General Packet Radio Service technology, enhances the wireless data access rate over existing GSM networks and enables network operators to provide more information and applications via a wireless connection.

         (b)      IP-based Long Distance Call Services

                  Towards the end of 1999, the Target Companies began providing IP-based long distance call services, which allow users to make domestic and international long distance calls at relatively lower cost. The IP-based long distance call services of the Target Companies cover their entire respective service areas. For the year ended 31 December 2001, the total usage of IP-based long distance call services of the Target Companies was approximately 1.283 billion minutes.

         (c)      ISP Services

                  The ISP services offered by the Target Companies to mobile and fixed-line subscribers enable subscribers to connect to the Internet via the networks of the Target Companies by dialling the prefix "172XX". The Target Companies also offer private integrated voice-related and Internet connection services to corporate subscribers.

(2)      Subscriber Types

         (i)      Contract Subscribers

                  Contract subscribers are assessed monthly fees, basic local usage charges and long distance usage charges (where applicable) and roaming charges (when they use roaming services). Most contract subscribers opt to pay these fees in arrears. Contract subscribers are able to use international roaming services upon registration. As of 31 December 2001, the Target Companies had an aggregate of approximately 12.84 million contract subscribers, representing approximately 61% of the total subscriber base of the Target Companies.

                  The following table sets forth the total number of contract subscribers of the Target Companies as of the dates indicated:

                                                               As of 31 December
                                              ----------------------------------------------------
                                                   1999               2000               2001
                                              --------------     --------------     --------------
                                              (in thousands)     (in thousands)     (in thousands)
                                              --------------     --------------     --------------
                  Anhui .................            866              1,292              1,991
                  Jiangxi ...............            638                805              1,671
                  Chongqing .............            738                720                476
                  Sichuan ...............          1,546              1,645              2,263
                  Hubei .................          1,081              1,291              1,548
                  Hunan .................          1,166              1,972              2,377
                  Shaanxi ...............            601              1,006              1,680
                  Shanxi ................            641                892                833
                                              --------------     --------------     --------------

                      Total .............          7,277              9,623             12,839
                                              ==============     ==============     ==============


         (ii)     Prepaid Subscribers

                  In 2000, the Target Companies commenced the gradual introduction of prepaid services that are virtually identical to the prepaid services offered by the Group in terms of scope and nature of service, tariff rates and value adding capability and settlement mechanics. No monthly fee is payable by prepaid services users. Prepaid subscribers are able to control their usage charges and can begin using the services immediately where sufficient value has been added to the prepaid cards. As of 31 December 2001, the Target Companies had an aggregate of approximately 8.09 million subscribers for their prepaid services, representing approximately 39% of the total subscriber base of the Target Companies.

                  The following table sets forth the total number of prepaid subscribers of the Target Companies as of the dates indicated:

                                                                      As of 31 December
                                                            -------------------------------------
                                                                 2000                   2001
                                                            --------------         --------------
                                                            (in thousands)         (in thousands)
                                                            --------------         --------------
                   Anhui ............................              190                    391
                   Jiangxi ..........................              316                    481
                   Chongqing ........................              543                  1,329
                   Sichuan ..........................              915                  1,898
                   Hubei ............................              542                  1,488
                   Hunan ............................              153                    524
                   Shaanxi ..........................              226                    321
                   Shanxi ...........................              370                  1,657
                                                            --------------         --------------

                     Total ..........................            3,255                  8,089
                                                            ==============         ==============

3        Tariffs

         (i)      Basic Tariffs

                  Except under circumstances where promotional discounts are offered, the tariff structures and rates charged by the Target Companies for their services are similar to those of the Group. The Group and the Target Companies are subject to the same regulatory framework with respect to tariffs.

                  From 1 July 2001, the practice of assessing connection fees for services activation payable by mobile subscribers on initial subscription was discontinued. As the connection fee tariffs had been repeatedly reduced in recent years in response to market conditions, and new subscribers of the Target Companies include a certain portion of prepaid services subscribers, the portion of the total operating revenue represented by connection fees was low. Accordingly, the cancellation of connection fees has not had a significant impact on the revenue of the Target Companies. The discontinuance of connection fees promotes subscriber growth, which leads to an expansion of the subscriber base of the Target Companies and results in an increase in total minutes of usage.

         (ii)     Tariff Packages

                  All of the Target Companies offer tariff packages. Tariff packages are designed to leverage upon the basic usage covered by the monthly fee and the usage charges per minute exceeding the covered basic usage in order to adjust the positioning of the subscribers within the tariff package scheme. In broad terms, the higher the monthly fee of a tariff package, the greater is the concession, which is an illustration of the principle of "call more, save more". The tariff packages also come with different complimentary value-added services packages.

         (iii)    Discounts and Promotions

                  Given the rapid growth in mobile penetration rates and increased competition, in order to remain competitive in terms of price and performance with other mobile telecommunications operators, the Target Companies provide certain discounts and promotional offers in and during corresponding regions and call periods. Such discounts and promotional offers include monthly fee discounts for specific periods and complimentary minutes of usage for high-usage subscribers at various locations and times.

4        Sales and Customer Services

         Sales Channels. The Target Companies sell their mobile services through an extensive network of proprietary sales outlets, franchise stores and retail outlets. As of 31 December 2001, the Target Companies had 1,311 proprietary sales outlets and 20,966 franchised stores and retail outlets, as set forth in the following table:

                                                  Anhui     Jiangxi   Chongqing   Sichuan     Hubei      Hunan     Shaanxi    Shanxi
                                                  -----     -------   ---------   -------     -----      -----     -------    ------
         Proprietary sales outlets .........        111        186         49        230        187        204        158        186

         Franchise stores and Retail outlets      4,153      1,978      2,141      2,475      2,252      2,830        978      4,159
                                                  -----     -------   ---------   -------     -----      -----     -------    ------

           Total ...........................      4,264      2,164      2,190      2,705      2,439      3,034      1,136      4,345
                                                  =====     =======   =========   =======     =====      =====     =======    ======


         In addition to various retail consumer and network connection services, most of the proprietary sales outlets owned by the Target Companies also provide subscribers with services such as billing information and payment collection, services consultation, handset repair and other customer services. In addition, most of the proprietary sales outlets owned by the Target Companies provide training and service demonstrations to franchise stores and retail outlets.

         The franchise stores and retail outlets sell mobile services for the Target Companies according to the instructions of the Target Companies. In connection with these sales, all applicable fees payable after initial connection are paid to the Target Companies. The Target Companies in turn pay a fee averaging approximately RMB100 per new subscriber acquired (based on the year ended 31 December 2001). In addition to the sale of services, franchise stores also perform other services for subscribers, such as providing tariff information, payment collection and other customer services, whereas retail outlets focus mainly on providing sales services through their widespread network.

         Market Segmentation Strategy. As subscriber demand for mobile telecommunications becomes more varied and complex, each of the Target Companies has conducted research into market segmentation and has launched products which cater to the specific needs of different subscriber groups.

         Each of the Target Companies has introduced VPMN services to its corporate subscribers. VPMN, or Virtual Private Mobile Network services, feature a "virtual" private telecommunications network provided to corporate subscribers as an overlay upon the basic public telecommunications network, which enables corporate internal telecommunications functions such as speed dial and broadcast information announcements. VPMN has been implemented in certain market segments with a targeted approach. The Target Companies provide comprehensive solutions to corporate customers through VPMN, which not only enhances the loyalty of corporate customers and stimulates usage, but also attracts potential customers to switch over to the services of the Target Companies.

         Trademark and Brand Name. The Target Companies market their services under the "CHINA MOBILE" trademark, which is the trademark used throughout Mainland China by CMCC. The Company has entered into a licence agreement with CMCC for the use of the "CHINA MOBILE" trademark in the regions and in connection with businesses which the Group currently operates in Mainland China. The licence agreement also permits the Company to authorise third parties to use the "CHINA MOBILE" trademark within specified regions and in connection with specified businesses. Subject to completion of the Acquisition, the arrangement under the licence agreement will be extended to the Target Companies. The primary brand names which are used by the Target

         Companies are "GoTone", "Shenzhouxing" and "Monternet".

         Customer Services. The after-sales customer support service centres of the Target Companies offer 24-hour staff-answering and automatic-answering service hotlines in their respective service areas, which provide customers with consultation, service, billing and other information, as well as customer reports relating to the network and services. In order to retain high-value and corporate customers and enhance customer satisfaction, all of the Target Companies offer a series of after-sale services targeted at high-value and corporate customers, including dedicated account executives, on-site visits and systems for collecting comments and handling complaints.

         Credit Control. Each of the Target Companies has implemented subscriber registration procedures, such as identity checks for individual customers and corresponding information checks for corporate customers, to assist in credit control. In certain situations, the Target Companies require subscribers to pay a deposit representing a certain amount of usage charges before local mobile services are initiated. The actual usage charges incurred are verified against the balance of the amount deposited on a daily basis and if there are unusual circumstances, appropriate and effective control measures will be implemented. Direct debit services are available in each geographical region. Accounts of contract subscribers are required to be settled on a monthly basis, and a late payment fee is imposed on each subscriber whose account is not paid by the monthly due date. If the subscriber's account remains overdue, the subscriber's services will be deactivated (i.e., involuntarily deactivated). Subscribers whose services have been involuntarily deactivated must pay all overdue amounts, including applicable late payment fees, to reactivate services.

5        Interconnection

         As with the Group's existing networks, the networks of each of the Target Companies interconnect with the public fixed line network of the former CTC. Each of the Target Companies has an interconnection agreement with the relevant subsidiary of the former CTC that operates the fixed line network in its region.

         Each of the Target Companies has entered into an interconnection and settlement agreement with the relevant subsidiary or branch of China Unicom and achieved interconnection with China Unicom's telecommunications network.

         Amongst the Target Companies, Anhui Mobile, Jiangxi Mobile, Chongqing Mobile, Sichuan Mobile, Hubei Mobile and Shanxi Mobile have each entered into an interconnection and settlement agreement with the relevant branch of Railcom and each has achieved interconnection with Railcom's telecommunications network.

         On 5 May 2000, the Company entered into the Interconnection and Roaming Agreement with CMCC (which was supplemented by the First Supplement Agreement dated 19 September 2000), which applies to its thirteen existing operating subsidiaries. The Company has entered into the Second Supplemental Agreement with CMCC to provide that the Interconnection and Roaming Agreement with CMCC will, subject to completion of the Acquisition, be extended to cover the Target Companies. See "Connected Transactions - Interconnection Arrangement" for other information.

6        Roaming

         Each of the Target Companies provides its subscribers with roaming capabilities throughout

         Mainland China. In addition, contract subscribers can obtain roaming services in 90 countries and regions around the world connecting 152 operators as of 31 December 2001. The Company has entered into the Second Supplemental Agreement with CMCC to provide that its existing roaming arrangements with CMCC for domestic and international roaming will, subject to completion of the Acquisition, be extended to cover the Target Companies. See "Connected Transactions - Roaming Arrangement" for other information.

7        Networks, Spectrum, Number Resources and Capital Expenditures

         Mobile Telecommunications Networks. Similar to the existing subsidiaries of the Company, the operation of the analog mobile telecommunications networks of the Target Companies was discontinued prior to the end of 2001. Virtually all of the original analog mobile telecommunications subscribers of the Target Companies have migrated to become subscribers of the GSM digital mobile telecommunications networks of the Target Companies. Each of the Target Companies is now operating an efficient, quality, unified and all-digital network.

         As of 31 December 2001, the networks of the Target Companies effectively reached all cities and counties and major roads and highways within their respective geographic regions, and the average population coverage rate was approximately 90%.

         As of 31 December 2001, the Target Companies had an aggregate of 257 mobile switching centres, 22,688 base stations, an aggregate wireless network capacity of 32.18 million subscribers, and an aggregate average utilisation rate of approximately 65%.

         The networks of the Target Companies primarily use Ericsson, Motorola, Siemens, Nokia and Nortel Networks' equipment.

         Transmission Infrastructure. The Target Companies have acquired and constructed transmission networks in certain high-traffic areas after carrying out a cost-benefit analysis, in order to bolster the competitiveness, operational flexibility and long-term profitability of the Target Companies. In addition, the Target Companies lease intra-provincial and local transmission lines, and pay fees based on tariff schedules stipulated by the relevant regulatory authorities, in certain cases, with discount.

         With respect to inter-provincial transmission lines, the Company has entered into the Second Supplemental Agreement with CMCC to extend the Company's agreement with CMCC entered into in May 2000 (which was supplemented by the First Supplemental Agreement dated 19 September
         2000) to the Target Companies subject to completion of the Acquisition. See "Connected Transactions - Sharing of Inter-provincial Transmission Line Leasing Fees" for other information.

         Spectrum. The Target Companies have each been approved by the Mll to use a total of 34 MHz of spectrum in the 900 MHz frequency band and the 1800 MHz frequency band to operate their mobile telecommunications networks. The Target Companies have expanded the capacity of their overall networks by adding cell sites in certain areas with a high density of mobile telecommunications subscribers. See "Connected Transactions - Spectrum Fees" for other information.

         Number Resources. According to the "Interim Measures for Administration of Number Resources for Telecommunications Networks" promulgated by the MII, the MII is responsible for the administration of the number resources nationwide. The Target Companies have been approved by the MII to use "135", "136", "137", "138" and "139" as the network number codes for their GSM mobile telecommunications networks, "17950" and "17951" as the network number codes for their IP telephone networks, and "172XX" as the network number codes for their Internet access services. The MII may impose charges for number resources assigned to telecommunications operators, but currently such has not yet been promulgated.

         Capital Expenditures. The Company estimates that the Target Companies will require an aggregate of approximately US$5.2 billion for capital expenditures from 2002 through the end of 2004 for the development, optimisation and expansion of their networks and the development and trial of new technology based businesses.

         The following sets forth the planned total capital expenditure requirements of the Target Companies for the periods indicated. Actual future capital expenditures may differ from the amounts indicated below.

                                                        (RMB             (US$
                                                    in billions)     in billions)
                                                    ------------     ------------
         2002                                           16.7             2.0
         2003                                           14.2             1.7
         2004                                           12.4             1.5
                                                    ------------     ------------

            Total                                       43.3             5.2
                                                    ============     ============

8        Employees

         The following table sets forth information regarding employees of the Target Companies as of 31 December 2001:

                                         Anhui      Jiangxi    Chongqing    Sichuan      Hubei       Hunan      Shaanxi     Shanxi
                                         -----      -------    ---------    -------      -----       -----      -------     ------
         Management ..............         106         213         158         199         160         210         134         136
         Technical and engineering         601         656         539         974       1,265         893         393         556
         Sales and marketing .....         931         843         325       1,629       1,407       1,235         737       1,144
         Financial and accounting          132         146          76         286         213         242          82          80
         Others ..................         382         230         268         202         178         520         396         284
                                         -----      -------    ---------    -------      -----       -----      -------     ------

           Total .................       2,152       2,088       1,366       3,290       3,223       3,100       1,742       2,200
                                         =====      =======    =========    =======      =====       =====      =======     ======

9        Properties

         The Target Companies own certain buildings and real properties, which are used for offices, retail outlets, base stations and other technical facilities, and other ancillary buildings. The Target Companies have also leased various properties for offices, sales outlets, technical facilities, cell sites and switching equipment from other subsidiaries of CMCC under the Telecommunications Services Agreements described below in "Connected Transactions - Telecommunications Services".

10       Competition

         China Unicom operates through its subsidiaries or branches in the regions in which the Target Companies operate. The Chinese government currently allows China Unicom to set its mobile service tariffs at levels that are as much as 10% below the government guidance rates.

         CMCC (including the Company) and the Target Companies provide mobile telecommunications services using a unified GSM network. China Unicom provides mobile telecommunications services using GSM and CDMA networks. As there are vastly more mobile telecommunications services providers using GSM networks than those using CDMA networks, operators using GSM networks can provide broader international roaming services to subscribers. Currently in Mainland China, services provided over GSM networks are more widely-accepted by subscribers, than those provided by CDMA networks.

         At present, given the relatively low mobile penetration rates in the geographical areas where the Target Companies operate, there is substantial growth potential for mobile services in general in these markets. Although the Target Companies are facing increasing competition from other operators in winning new subscribers, the Target Companies have significant competitive advantages over other operators in terms of the quality of their mobile telecommunications networks, their financial resources, the experience and quality of their management and employees, their widely-recognised trademark and brand names, their broad distribution networks and their focus on customer services and their extensive range of value added services. It is expected that the Target Companies will remain the telecommunications market leaders in the regions in which they operate.

         The former CTC offers "Xiaolingtong" services in the regions in which the Target Companies operate. "Xiaolingtong" services are local telecom services based on a limited mobility, limited coverage wireless access technology. Although "Xiaolingtong" services offer lower prices, the mobility and roaming capabilities of "Xiaolingtong" are limited. Therefore, although "Xiaolingtong" services have to some extent affected the low-end markets in certain geographical areas, its overall impact on the Target Companies' development has not been significant.

11    Legal Proceedings

         None of the Target Companies is involved in or threatened with any litigation or claims of material importance.

FINANCIAL INFORMATION

The following is a summary of the combined results of the Target Group for each of the three years ended 31 December 1999, 2000 and 2001, prepared in accordance with generally accepted accounting principles in Hong Kong (HK GAAP) and extracted from the accountants' report to be included in the Shareholders' circular to be issued by the Company:

                                                                  Year ended 31 December
                                                       -------------------------------------------
                                                          1999             2000           2001
                                                       -----------     -----------     -----------
                                                       RMB million     RMB million     RMB million
                                                        (audited)       (audited)       (audited)
Operating revenue
  Usage fees ....................................         10,437          14,998          19,020
  Monthly fees ..................................          3,051           3,972           4,152
  Connection fees ...............................          1,146             345              43
  Other operating revenue .......................          1,627           2,328           2,866
                                                       -----------     -----------     -----------
    Total operating revenue .....................         16,261          21,643          26,081
                                                       -----------     -----------     -----------

Operating expenses
  Leased lines ..................................          2,464           2,187           1,393
  Interconnection ...............................          2,350           3,022           3,286
  Depreciation ..................................          3,860           4,959           5,841
  Personnel .....................................            750           1,467           1,527
  Other operating expenses (1) ..................          3,437           5,049           7,107
                                                       -----------     -----------     -----------
    Total operating expenses ....................         12,861          16,684          19,154
                                                       ===========     ===========     ===========
Profit from operations ..........................          3,400           4,959           6,927
Write-down and write-off of network equipment (2)           (927)         (3,952)             --
Deficit on revaluation of fixed assets (3) ......             --              --          (2,113)
Other net income ................................            158             130             121
Non-operating net expenses ......................            (35)            (37)            (22)
Interest income .................................             22              42              89
Finance costs ...................................           (729)           (889)           (394)
                                                       -----------     -----------     -----------
Profit from ordinary activities before taxation .          1,889             253           4,608
Taxation ........................................             32             365          (1,313)
                                                       -----------     -----------     -----------
Net profit ......................................          1,921             618           3,295
                                                       ===========     ===========     ===========

Information for reference:

                                                                                                1999         2000          2001
                                                                                            RMB million  RMB million   RMB million
                                                                                            -----------  -----------   -----------
Adjusted EBITDA ......................................................................         7,418        10,048        12,889
                                                                                            ===========  ===========   ===========
Net profit (before deficit on revaluation of fixed assets, write-down and write-off of
  network equipment, net of associated income taxes) .................................         2,632         3,776         5,408
                                                                                            ===========  ===========   ===========

----------

(1) Other operating expenses include provision for doubtful accounts which was approximately RMB743 million, RMB599 million and RMB499 million for each of the years ended 31 December 1999, 2000 and 2001.

(2) It represents primarily the write-down and write-off of analogue network equipment during the periods. All analogue network equipment had been removed from service at 31 December 2001.

(3) In connection with the Acquisition, the fixed assets of the Target Companies as at 31 December 2001 were valued on a depreciated replacement cost basis. It represents the deficit arising from revaluation of fixed assets.

The following is a summary of the combined balance sheets of the Target Group as at 31 December 1999, 2000 and 2001 prepared in accordance with HK GAAP and extracted from the accountants' report to be included in the Shareholders' circular to be issued by the Company.

                                                                          As of 31 December
                                                             -------------------------------------------
                                                                1999            2000            2001
                                                             -----------     -----------     -----------
                                                             RMB million     RMB million     RMB million
                                                              (audited)       (audited)       (audited)
                                                             -----------     -----------     -----------
Non-current assets
Fixed assets ..........................................         24,867          28,061          39,499
Construction in progress ..............................          2,469           4,303          10,448
Deferred tax assets ...................................            232           1,254             634
                                                             -----------     -----------     -----------
                                                                27,568          33,618          50,581
                                                             -----------     -----------     -----------

Current assets
Inventories ...........................................             96             320             442
Amounts due from ultimate holding company .............          1,180           1,725           2,493
Amounts due from related parties ......................          2,789              --              --
Accounts receivable ...................................          1,736           1,687           1,441
Other receivables .....................................            231           1,110             323
Prepaid expenses and other current assets .............            192             522             491
Deposits with banks ...................................              1              --              25
Cash and cash equivalents .............................          3,570           3,225           3,360
                                                             -----------     -----------     -----------
                                                                 9,795           8,589           8,575
                                                             -----------     -----------     -----------

Current liabilities
Bank loans and other interest-bearing borrowings (1) ..          5,874           4,919           4,766
Bills payables ........................................             --             107             328
Current instalments of obligations under finance leases            238             266              86
Amounts due to ultimate holding company ...............          1,074             594             418
Amounts due to related parties ........................          3,325              --              --
Accounts payable ......................................          3,986           7,788           7,182
Accrued expenses and other payables ...................          1,433           2,099           2,901
Taxation ..............................................             --              --              85
                                                             -----------     -----------     -----------
                                                                15,930          15,773          15,766
                                                             ===========     ===========     ===========
Net current liabilities ...............................         (6,135)         (7,184)         (7,191)
                                                             ===========     ===========     ===========
Total assets less current liabilities .................         21,433          26,434          43,390
Non-current liabilities
Bank loans and other interest-bearing
borrowings (1) ........................................        (10,354)         (8,954)         (2,922)
Amount due to ultimate holding company (2) ............             --              --          (8,750)
Obligations under finance leases,
excluding current instalments .........................           (306)            (86)             --
Deferred revenue ......................................             --            (350)         (1,055)
                                                             -----------     -----------     -----------
NET ASSETS ............................................         10,773          17,044          30,663
                                                             ===========     ===========     ===========
CAPITAL AND RESERVES ..................................         10,773          17,044          30,663
                                                             ===========     ===========     ===========

----------

(1) Included in bank loans and other interest-bearing borrowings as at 31 December 2001 were loans from CMCC of RMB5,789 million of which RMB4,200 million and RMB1,589 million were included under current liabilities and non-current liabilities respectively (2000 and 1999:
         RMB Nil).

(2) It represents unsecured interest-free loans provided by CMCC which are repayable over 1 year. As the terms of these loans are on better than normal commercial terms, such loans are exempted from the requirements in relation to connected transactions under the Listing Rules.

Additional detailed information regarding the Target Group's historical financial results will be set out in the Shareholders' circular to be issued by the Company.

PROSPECTIVE FINANCIAL INFORMATION

The Company and the Target Companies believe that, on the basis and the assumptions to be disclosed in the Shareholders' circular and in the absence of unforeseen circumstances, the combined net profit and the combined adjusted EBITDA of the Target Group for the year ending 31 December 2002 is unlikely to be less than RMB5,600 million (equivalent to approximately HK$5,277 million based on the prevailing rate at 12:00 noon (New York City time) on the day which is two Business Days next preceding the date of this announcement), and RMB16,100 million (equivalent to approximately HK$15,172 million based on the prevailing rate at 12:00 noon (New York City time) on the day which is two Business Days next preceding the date of this announcement), respectively, under HK GAAP. The letters from the reporting accountants and the Company's financial advisers in connection with the profit forecast will be set out in the Shareholders' circular to be issued by the Company.

CONNECTED TRANSACTIONS

A number of transactions have been and will be entered into between (a) the Company, its subsidiaries and/or the Target Companies on the one hand; and (b) CMCC or its subsidiaries on the other, which will constitute connected transactions for the Company under the Listing Rules upon the completion of the Acquisition.

Certain charges for the services under these transactions are fixed according to tariffs set by the Chinese regulatory authorities. These transactions include those described under "Interconnection Arrangements", "Roaming Arrangements", "Spectrum Fees" and "Sharing of Inter-Provincial Transmission Line Leasing Fees" below. In respect of these transactions, the revenue received and the payments made by the Group are dependent upon the relevant standard tariffs or policies determined by the relevant regulatory authorities in the PRC, and the Company is not in a position to influence such tariffs or policies. Those transactions where the charges are not set by Chinese regulatory authorities are based on commercial negotiations between the relevant parties, in each case on an arm's length basis. In this regard, the Company has the benefit of an undertaking from CMCC that, to the extent within CMCC's control, the Company will be treated equally with any other mobile telecommunications operators in respect of all approvals, transactions and arrangements between the Company and CMCC and other mobile telecommunications operators controlled by CMCC. This forms an important basis of the connected transactions entered or proposed to be entered into by the Group.

Interconnection Arrangements

The networks of each of the Target Companies and the Group interconnect with the mobile telecommunications networks of CMCC in other regions.

In May 2000, the Company entered into the Interconnection and Roaming Agreement with CMCC (as supplemented by the First Supplemental Agreement entered into in September 2000) which applies to the existing operating subsidiaries of the Company. This agreement is valid for two years from 1 April 1999, and will be automatically renewed on an annual basis unless either party notifies the other of its intention to terminate in writing at least three months prior to expiration of the term. This agreement has twice been automatically renewed, and the current term will expire on 31 March 2003.

Pursuant to the Second Supplemental Agreement, which is subject to the completion of the Acquisition, the Company and CMCC will, among other things, extend the existing interconnection arrangement and roaming arrangement (discussed in more details under "Roaming Arrangement" below) under the Interconnection and Roaming Agreement to the Target Companies after the Acquisition.

The Interconnection and Roaming Agreement sets out formulae for the settlement, respectively, of long distance calling charges with regard to inter-provincial roaming and the settlement of international long distance calling charges incurred by an international mobile telecommunications subscriber making an international long distance call while roaming in the areas in Mainland China where the Group operates, and when the Group's subscribers roam internationally.

The aggregate interconnection revenue for the Target Group in 2000 and 2001 were RMB523,891,000 (equivalent to approximately HK$493,771,000) and RMB519,481,000 (equivalent to approximately HK$489,615,000) respectively. The aggregate interconnection expenses paid by the Target Group in 2000 and 2001 were RMB572,389,000 (equivalent to approximately HK$539,481,000) and RMB523,984,000 (equivalent to approximately HK$493,859,000) respectively.

Roaming Arrangements

Each of the Target Companies and the Group offers domestic and international roaming services to its subscribers.

The Interconnection and Roaming Agreement sets out the settlement of roaming calling charges with regard to inter-provincial roaming, international mobile telecommunications subscriber making or receiving a call while roaming in the areas in Mainland China where the Group operates, and subscribers of the Group roaming internationally. The Interconnection and Roaming Agreement also sets out the roaming call record processing standard fees payable to CMCC.

The aggregate roaming revenue for the Target Group in 2000 is RMB930,339,000 (equivalent to approximately HK$876,851,000) and the aggregate roaming expenses (excluding roaming call record processing fees) for the Target Group in 2000 is RMB982,607,000 (equivalent to approximately HK$926,114,000). The aggregate roaming revenue for the Target Group in 2001 is RMB1,256,980,000 (equivalent to approximately HK$1,184,713,000) and the aggregate roaming expenses (excluding roaming call record processing fees) for the Target Group in 2001 is RMB1,244,362,000 (equivalent to approximately HK$1,172,820,000). No roaming call record processing fee was paid by the Target Group in 2000 and 2001.

Spectrum Fees

Relevant Chinese regulatory authorities determine the standardised spectrum fees payable to the MII by all mobile communications operators in Mainland China, including the Group. Based on this standardised fee scale, CMCC determines the allocation of spectrum usage fees to be paid by each mobile communications operator under its control and the aggregate sum payable to the MII.

In October 1999, the Company entered into an agreement with CMCC (as supplemented by the First Supplemental Agreement entered into in September 2000) to obtain exclusive rights to use the frequency spectrum and telephone numbers allocated to them in the respective areas in which they operate and the sharing of charges payable by CMCC to the MII for the use of the frequency bands.

The agreement is valid for an initial term of one year from 8 October 1999 and will be automatically renewed on an annual basis unless either party notifies the other of its intention to terminate at least three months prior to the expiration of the term. The agreement has twice been automatically renewed, and the current term will expire on 7 October 2002.

Pursuant to the Second Supplemental Agreement, which is subject to completion of the Acquisition, the Company and CMCC will, among other things, extend the arrangement under the existing agreement to the Target Companies after the Acquisition.

The aggregate spectrum fees paid by the Target Group in 2000 and 2001 were RMB8,021,000 (equivalent to approximately HK$7,560,000) and RMB8,301,000 (equivalent to approximately HK$7,824,000) respectively.

Sharing of Inter-Provincial Transmission Line Leasing Fees

In May 2000, the Company entered into an agreement with CMCC (as supplemental by the First Supplemental Agreement entered into in September 2000) in relation to the leasing of inter-provincial transmission lines. This agreement is valid for two years from 1 April 1999 and will be automatically renewed on an annual basis unless either party notifies the other of its intention to terminate at least three months prior to the expiration of its term. This agreement has twice been automatically renewed, and the current term will expire on 31 March 2003.

The inter-provincial transmission line leasing fees payable by the Group via CMCC will be equal to the amount actually payable by CMCC to CTC, which amount is determined based on the standard leasing fee after adjusting for the discount to which CMCC is entitled, and on the basis that the mobile telecommunications network operators at both ends of the transmission lines will share the inter-provincial transmission line leasing fees equally. The standard leasing fees are laid down by the relevant tariff regulatory authorities and are applicable to other mobile communications operators in Mainland China.

Pursuant to the Second Supplemental Agreement, which is subject to completion of the Acquisition, the Company and CMCC will, among other things, extend the arrangement under the existing agreement to the Target Companies after the Acquisition.

The aggregate amount of inter-provincial transmission line leasing fees paid by the Target Group in 2000 and 2001 were RMB205,003,000 (equivalent to approximately HK$193,217,000) and RMB95,807,000 (equivalent to approximately HK$90,299,000), respectively.

Prepaid Services

In October 2000, the Company entered into an agreement with CMCC regarding the sharing and settlement of revenue when prepaid subscribers purchase value-adding cards issued by network operators of CMCC or the Company other than their home network operators. This agreement took effect from 1 July 2000 and was supplemented by an agreement entered into in May 2001 which took effect from 21 April 2001. The arrangements apply to the thirteen existing operating subsidiaries of the Company and the Target Companies. Under the agreement (as supplemented), the network operator in the location which issues the value-adding cards remits 95% of the face value of the value-adding card to the subscriber's home network operator and keeps the remaining 5% of the face value as a handling charge. Hence, if the Group's subscribers purchase value-adding cards issued by CMCC's network operators, CMCC's network operators will be entitled to 5% of the face value as the handling charge. Conversely, if CMCC's subscribers purchase value-adding cards issued by the Group's network operators, the Group will be entitled to 5% of the face value as the handling charge.

Pursuant to the Second Supplemental Agreement, which is subject to completion of the Acquisition, the Company and CMCC will, among other things, extend the existing arrangements to the Target Companies after the Acquisition.

The aggregate handling charge in settlement of value added through prepaid cards sold at a visited location receivable by the Target Group in 2000 and 2001 were RMB28,820,000 (equivalent to approximately HK$27,163,000) and RMB114,792,000 (equivalent to approximately HK$108,192,000), respectively. The aggregate handling charge payable by the Target Group in 2000 and 2001 were RMB26,698,000 (equivalent to approximately HK$25,163,000) and RMB58,296,000 (equivalent to approximately HK$54,944,000), respectively. The estimated aggregate handling charge in settlement of value added through prepaid cards sold at a visited location receivable by the Target Group in 2002 is RMB82,101,000 (equivalent to approximately HK$77,381,000). The estimated aggregate handling charge payable by the Target Group in 2002 is RMB61,162,000 (equivalent to approximately HK$57,646,000).

Telecommunications Services

In April 2002, each of the Target Companies entered into an agreement (collectively, the "Telecommunications Services Agreements") with the eight respective telecommunications service companies wholly-owned by CMCC in the provinces and directly-administered municipality in which the Target Companies operate, under which such subsidiaries provide certain telecommunications services to the Target Companies. These services include:

(a) telecommunications projects planning, design and construction services and telecommunications lines and pipelines construction services (as the case may be) which are provided to each of the Target Companies;

(b) telecommunications lines maintenance services which are provided to Anhui Mobile, Jiangxi

         Mobile, Shaanxi Mobile and Shanxi Mobile; and

(c) property leasing and property management services which are provided to each of the Target Companies,

The Telecommunications Services Agreements are valid from the dates of the respective agreements to 31 December 2002 and will be automatically renewed on an annual basis unless any of the Target Companies notifies its respective counterparty in writing of its intention to terminate at least 60 days prior to expiration of the term.

For services described in (a) and (b) above, the charges payable for such services are determined with reference to and cannot exceed relevant standards laid down and revised from time to time by the PRC government. Where there are no government standards, the charges are determined according to market rates.

For property leasing and property management services, the charges payable by the Target Companies in respect of properties owned by subsidiaries of CMCC are determined with reference to market rates; whilst the charges payable in respect of properties which subsidiaries of CMCC lease from third parties are determined according to the actual rent payable by the subsidiaries of CMCC to such third parties together with the amount of any tax payable.

Chesterton Petty, an independent valuer, has confirmed on the date of this announcement that the charges payable for the property leasing and property management services are not more than the market rates within each respective geographical area as at the relevant dates of the Telecommunications Services Agreements and that all other terms of such property leasing and property management are not onerous or unusual.

The estimated aggregate charges payable for telecommunications projects planning, design and construction services and telecommunications lines and pipelines construction services by the Target Group in 2002 is RMB237,120,000 (equivalent to approximately HK$223,487,000).

The estimated aggregate charges payable for telecommunications lines maintenance services by the Target Group in 2002 is RMB33,336,000 (equivalent to approximately HK$31,419,000).

The estimated aggregate charges payable for property leasing and property management services by the Target Group in 2002 is RMB217,182,000 (equivalent to approximately HK$204,696,000).

Transmission Tower Sales, Installation and Maintenance

On 8 May 2002, the Company entered into an agreement with Hubei Communication Services Company, a wholly-owned subsidiary of CMCC pursuant to which such subsidiary will sell transmission towers and spare parts and provide related installation and maintenance services to all operating subsidiaries (including the Target Companies) of the Company. Previously, the majority of the Group's purchases of transmission towers and related services are sourced from independent third party providers. The entering into of this agreement will enhance the efficiency of the Group's purchases of transmission towers and related services. The agreement is valid from 8 May 2002 to 31 December 2002 and will be automatically renewed on an annual basis unless either party notifies the other in writing of its intention to terminate three months prior to expiration of the term. The price of such transmission towers and spare parts and the charges payable for services rendered under the agreement are determined according to standards laid down by the PRC government, or where there are no government standards, by reference to market rates.

The aggregate amounts payable by the Combined Group for purchases of transmission towers and transmission tower-related services from such subsidiary of CMCC in 2000 and 2001 were RMB58,823,000 (equivalent to approximately HK$55,441,000) and RMB101,370,000 (equivalent to approximately HK$95,542,000), respectively. The estimated aggregate amounts payable by the Combined Group for purchases of transmission towers and transmission tower-related services from such subsidiary of CMCC in 2002 is RMB200,000,000 (equivalent to approximately HK$188,501,000).

The Connected Transactions described above constitute, or will upon completion of the Acquisition constitute, connected transactions under Chapter 14 of the Listing Rules. The Directors are of the view that the Connected Transactions described above are or will be conducted in the Group's ordinary and usual course of business and on normal commercial terms. As the Connected Transactions are expected to occur on a regular and continuous basis in the ordinary and usual course of business, the Company has made an application to the Stock Exchange for a waiver from compliance with the normal approval and disclosure requirements related to connected transactions under the Listing Rules, on the following conditions and for a period until 31 December 2004:

(a) Arm's length basis: The transactions as well as the respective agreements governing such transactions shall be:

         (i) entered into in the ordinary and usual course of its business on terms that are fair and reasonable so far as the Independent Shareholders are concerned; and

         (ii) on normal commercial terms and in accordance with the terms of the agreements governing such transactions.

(b) Disclosure: The Company shall disclose in its annual report details of the transactions as required by Rule 14.25(1)(A) to (D) of the Listing Rules.

(c) Independent non-executive Directors' review: The independent non-executive Directors shall review annually the transactions and confirm, in the Company's annual report and accounts for the year in question, that such transactions have been conducted in the manner as stated in sub-paragraphs (a) above and within the upper limits set out in paragraph (g) below.

(d) Auditors' review: The auditors of the Company shall review annually the transactions and shall provide the Directors with a letter, details of which will be set out in the Company's annual accounts, stating that the transactions:

         (i)      received the approval of the board of Directors;

         (ii) are in accordance with the pricing policy as stated in the Company's annual report;

         (iii)    have been conducted in the manner as stated in sub-paragraph
                  (a)(ii) above; and

         (iv) the upper limits as set out in paragraph (g) below have not been exceeded.

The letter of the auditors is to be addressed to the Directors and a copy of which is to be provided to the Stock Exchange. Where for whatever reason, the auditors decline to accept the engagement or are unable to provide that letter, the Directors shall contact the Stock Exchange immediately.

(e) Shareholders' approval: Details of the transactions are disclosed to the Company's existing Shareholders who will be asked to vote in favour of an ordinary resolution to approve the transactions and the upper limits set out in paragraph (g) below at the Company's Extraordinary General Meeting.

(f) Undertaking: For the purpose of the above review by the auditors of the Company, CMCC has previously undertaken to the Company that it will provide the Company's auditors with access to its and its associates' accounting records.

(g) Upper limits: Connected Transactions of the following types shall not exceed the upper limits set out below in the relevant financial year of the Combined Group:

         (i) Prepaid Services - handling charges received by the Target Group from subsidiaries of CMCC in respect of prepaid services in any financial year shall not exceed 1% of the Combined Group's total turnover in that financial year and handling charges paid by the Target Group to subsidiaries of CMCC in respect of prepaid services in any financial year shall not exceed 1% of the Combined Group's total turnover in that financial year;

         (ii) Telecommunications projects planning, design and construction services and telecommunications lines and pipelines construction services - payments by the Target Group to subsidiaries of CMCC for telecommunications projects planning, design and construction services and telecommunications lines and pipelines construction services in any financial year shall not exceed 0.25% of the Combined Group's total turnover in the relevant financial year;

         (iii) Telecommunications lines maintenance services - payments by the Target Group to subsidiaries of CMCC for telecommunications lines maintenance services in any financial year shall not exceed 0.04% of the Combined Group's total turnover in the relevant financial year;

         (iv) Property leasing and property management services - payments by the Target Group to subsidiaries of CMCC for property leasing and property management services in any financial year shall not exceed 0.25% of the Combined Group's total turnover in the relevant financial year; and

         (v) Purchase of transmission towers and related services - payments by the Combined Group to the relevant subsidiary of CMCC for purchase of transmission towers and transmission tower-related services in any financial year shall not exceed 0.5% of the Combined Group's turnover in the relevant year.

The Stock Exchange has also indicated that if any of the values of the Connected Transactions exceed the relevant upper limits or if any of the terms of the agreements related to the Connected Transactions or the nature of the Connected Transactions is altered (unless as provided for under the terms of the relevant agreement) or if the Group enters into any new agreements with connected persons in the future, the Company will need to comply fully with all the relevant provisions of Chapter 14 of the Listing Rules dealing with connected transactions.

PRO FORMA IMPACT ON THE TARGET GROUP'S RESULTS

Certain Pro Forma information for the year ended 31 December 2001 has been prepared based on the historical Combined Profit and Loss Account of the Target Group, after giving effect to the Pro Forma adjustments described below, as if the transactions and arrangements described had been consummated on 31 December 2000 or 1 January 2001.

A Pro Forma Combined Balance Sheet is not presented as the revaluation of the Target Companies' fixed assets is fully reflected in the historical Combined Balance Sheet as at 31 December 2001, and the Pro Forma adjustments described below do not affect such historical Combined Balance Sheet.

The Unaudited Pro Forma Combined Financial Information of the Target Group does not purport to represent what the results of operations of the Target Group would actually have been if the events described below had in fact occurred at 31 December 2000 or the beginning of 2001, or any other date, or to project the combined net profit of the Target Group for any future period. The adjustments are based on currently available information and certain estimates and assumptions. However, management believes that these assumptions provide a reasonable basis for presenting the significant effects of the event as contemplated and that the Pro Forma adjustments give effect to those assumptions and are properly applied in the Pro Forma Combined Financial Information.

The Unaudited Pro Forma Combined Profit and Loss Account of the Target Group should be read in conjunction with the Accountants' Report and other financial information to be included in the Shareholders' circular.

Unaudited Pro Forma Combined Profit and Loss Account of the Target Group

                                                             For the year ended 31 December 2001
                                                    ----------------------------------------------------
                                                       Target
                                                        Group        Pro Forma                 Adjusted
                                                     historical     adjustments     Note       balance
                                                    ------------    -----------     ----     -----------
                                                     RMB million    RMB million              RMB million
Operating revenue

  Usage fees .....................................        19,020                                  19,020
  Monthly fees ...................................         4,152                                   4,152
  Connection fees ................................            43                                      43
  Other operating revenue ........................         2,866                                   2,866
                                                    ------------                             -----------
    Total operating revenue ......................        26,081                                  26,081
                                                    ------------                             -----------

Operating expenses

  Leased lines ...................................         1,393                                   1,393
  Interconnection ................................         3,286                                   3,286
  Depreciation ...................................         5,841           (347)     (a)           5,494
  Personnel ......................................         1,527                                   1,527
  Other operating expenses .......................         7,107             38      (b)           7,145

                                                             For the year ended 31 December 2001
                                                    ----------------------------------------------------
                                                       Target
                                                        Group        Pro Forma                 Adjusted
                                                     historical     adjustments     Note       balance
                                                    ------------    -----------     ----     -----------
                                                     RMB million    RMB million              RMB million
                                                    ------------                             -----------
  Total operating expenses .......................        19,154                                  18,845
                                                    ============                             ===========

Profit from operations ...........................         6,927                                   7,236

Deficit on revaluation of fixed assets ...........        (2,113)         2,113      (a)               -
Other net income .................................           121                                     121
Non-operating net expenses .......................           (22)                                    (22)
Interest income ..................................            89                                      89
Finance costs ....................................          (394)          (312)     (c)            (706)
                                                    ------------                             -----------
Profit from ordinary activities before taxation ..         4,608                                   6,718
Taxation .........................................        (1,313)            (9)     (d)          (1,322)
                                                    ------------                             -----------
Net profit .......................................         3,295                                   5,396
                                                    ============                             ===========

(a) The Target Companies' fixed assets were revalued as at 31 December 2001, resulting in a net revaluation deficit recorded on such date. The adjustment records the reduction in depreciation charges resulting from the revaluation of the fixed assets and the reversal of the deficit on revaluation of fixed assets recorded during the year ended 31 December 2001 as if the revaluation had been made on 31 December 2000.

(b) The Target Companies entered into agreements with CMCC, requiring the Target Companies to pay processing fees in respect of the roaming clearing and settlement services provided by CMCC. The adjustment records the charges as if the new agreements had been in place since 1 January 2001.

(c) The Target Companies entered into agreements with certain banks and CMCC, pursuant to which CMCC provided indirect interest bearing loans of RMB8,750 million to the Target Companies through banks. The longest remaining terms of these loans are two years. The loans are interest bearing at an annual rate which is 35% below the prevailing government-prescribed market lending rate applicable to the relevant loan term. The adjustment records the interest expenses of these loans at interest rate of 3.57% per annum as if the loan agreements had been in place since 1 January 2001.

(d) The adjustment records the tax effect of the above Pro Forma adjustments.

PRO FORMA IMPACT ON THE GROUP'S AUDITED RESULTS

Assuming that the Acquisition had taken place on 1 January 2001, the pro forma operating revenue, adjusted EBITDA and net profit and earnings per Share of the Combined Group for the year ended 31 December 2001 are set out below.

                                                                  For the year ended 31 December 2001
                                                --------------------------------------------------------------------
                                                          Before                                           After
                                                        Acquisition                                     Acquisition
                                                -----------------------------                          -------------
                                                 Target Group     The Group       Pro Forma              Combined
                                                  Historical      Historical     Adjustments    Note       Group
                                                -------------   -------------   -------------   ----   -------------
                                                (RMB millions   (RMB millions   (RMB millions          (RMB millions
                                                  except per      except per      except per             except per
                                                  Share data)     Share data)     Share data)            Share data)
Operating revenue ............................      26,081          100,331                                126,412
Adjusted EBITDA ..............................      12,889           60,270                                 73,159
Net profit before revaluation deficit/                                                 (256)    (a)
  amortization of positive goodwill ..........       5,408           28,015            (881)    (b)         32,286
Deficit on revaluation of fixed assets .......      (2,113)               -                                 (2,113)
Amortization of positive goodwill ............           -                -          (2,015)    (c)         (2,015)
Net profit ...................................       3,295           28,015          28,158
Basic and diluted earnings per Share (1) .....                         1.51                                   1.43

(a) To adjust for reduction in the interest income and the related tax effect for the cash portion of the initial consideration to be taken from the internal resources of the Group as if the transaction had taken place on 1 January 2001.

(b) To record the interest expense of the deferred consideration at 3.801% per annum as if the Acquisition had taken place on 1 January 2001. The interest expense is not deductible for taxation purposes.

(c) To record the amortization of positive goodwill as a result of the acquisition of the Target Companies as if the acquisition had taken place on 1 January 2001. The amortization is calculated to write off the cost of goodwill on a straight line basis over the estimated useful life of 20 years.

In connection with the Acquisition, certain new agreements including interconnection and roaming agreement and loan agreements were entered into by the Target Companies with CMCC and other parties and the Target Companies' fixed assets were revalued at 31 December 2001. No adjustments have been reflected on the above pro forma information of the Combined Group in respect of these arrangement and the reduction of depreciation charges as a result of the revaluation of Target Companies' fixed assets at 31 December 2001.

As set out above, assuming that the Acquisition had taken place on 1 January 2001, the pro forma net profit of the Combined Group for the year ended 31 December 2001 will be RMB28,158 million. After excluding the revaluation deficit of the Target Companies' fixed assets and/or the amortization of positive goodwill arising on Acquisition, the pro forma net profit and the corresponding earnings per Share of the Combined Group for the year ended 31 December 2001 will be as follows:

                                                                                                                  Combined Group
                                                                                                               --------------------
                                                                                                               (RMB millions except
                                                                                                                  per Share data)
(a)   Excluding the revaluation deficit of Target Companies' fixed assets
        Net profit ..........................................................................................               30,271
        Basic and diluted earnings per Share (1) ............................................................                 1.54

(b)   Excluding the amortization of positive goodwill arising on Acquisition
        Net profit ..........................................................................................               30,173
        Basic and diluted earnings per Share (1) ............................................................                 1.53

(c)   Excluding the revaluation deficit and amortization of positive goodwill arising on acquisition
        Net profit ..........................................................................................               32,286
        Basic and diluted earnings per Share (1) ............................................................                 1.64

----------
(1) These calculations assume that the Company issues and allots Shares to Vodafone or Vodafone Holdings (as the case may be) and Consideration Shares to CMBVI as part of the purchase consideration on 1 January 2001.

The Unaudited Combined Pro Forma Balance Sheet of the Combined Group as at 31 December 2001 will be included in the Shareholders' circular to be issued by the Company.

Definitions

In this announcement, unless the context otherwise requires, the following expressions have the following meanings:

"Acquisition"              the proposed acquisition by the Company of the entire
                           issued share capital of the Target BVI Companies pursuant to the Acquisition Agreement

"Acquisition Agreement"    the conditional sale and purchase agreement dated 16
                           May 2002 made between the Company, CMBVI and CMCC relating to the Acquisition

"adjusted EBITDA"          earnings before interest income, interest expense,
                           non-operating income (expenses), income tax, depreciation and amortisation, write-down and write-off of fixed assets and deficit on revaluation of fixed assets

"Anhui Mobile"             Anhui Mobile Communication Company Limited, a company
                           established under the laws of the PRC and wholly-owned by Anhui Mobile BVI

"Anhui Mobile BVI"         Anhui Mobile (BVI) Limited, a company incorporated on
                           10 May 2002 in the British Virgin Islands

"Beijing Mobile"           Beijing Mobile Communication Company Limited, a
                           wholly foreign-owned enterprise established under the laws of the PRC and wholly-owned by Beijing Mobile
                           BVI

"Beijing Mobile BVI"       Beijing Mobile (BVI) Limited, a company incorporated
                           on 1 September 2000 in the British Virgin Islands

"Board"                    the board of directors of the Company

"Business Day"             a day (excluding Saturdays) on which banks are
                           generally open in Hong Kong and the PRC for the transaction of normal banking business

"CDMA" Code Division Multiple Access technology, a digital transmission technology using various coding sequences to mix and separate voice and data signals for wireless transmission

"Chesterton Petty"         Chesterton Petty Limited, a chartered surveyor and
                           independent property valuer to the Company

"China Mobile (Shenzhen)"  China Mobile (Shenzhen) Limited, a wholly foreign-owned enterprise established under the laws of the PRC and wholly-owned by the Company

"China Netcom Group"       China Netcom Corporation, a company established under
                           the laws of the PRC

"China Unicom"             China United Telecommunications Corporation, a
                           company established under the laws of the PRC

"Chinese Depositary
 Receipts"                 transferable depositary receipts, each representing a
                           specified number of Shares which may be issued by the Company to the public in the PRC and may be listed on a recognised stock exchange in the PRC

"Chongqing Mobile"         Chongqing Mobile Communication Company Limited, a
                           company established under the laws of the PRC and wholly-owned by Chongqing Mobile BVI

"Chongqing Mobile BVI"     Chongqing Mobile (BVI) Limited, a company
                           incorporated on 10 May 2002 in the British Virgin
                           Islands

"CMBVI" China Mobile Hong Kong (BVI) Limited, a company incorporated in the British Virgin Islands and the immediate controlling shareholder of the Company

"CMCC" China Mobile Communications Corporation, a state-owned enterprise established under the laws of the PRC

"CMHKG" China Mobile (Hong Kong) Group Limited, a company incorporated in Hong Kong and an indirect controlling shareholder of the Company

"Combined Group"           the Company, its existing subsidiaries, the Target
                           BVI Companies and the Target Companies

"Company" or "CMHK"        China Mobile (Hong Kong) Limited, a company
                           incorporated in Hong Kong whose Shares are listed on the Stock Exchange, whose ADSs are listed on the New
                           York Stock Exchange and whose notes are listed on the Stock Exchange and the Luxembourg Stock Exchange and whose Convertible Notes are listed on the Luxembourg
                           Stock Exchange

"Connected Transactions"   the transactions entered into between (a) the
                           Company, its subsidiaries and/or the Target Companies on the one hand and (b) CMCC or its subsidiaries on the other, as set out in the section headed
                           "Connected Transactions"

"Consideration Shares"     the new Shares proposed to be allotted and issued to
                           CMBVI as part of the total purchase price of the Acquisition

"Convertible Noteholders"  holders of the Convertible Notes

"Convertible Notes"        2.25% convertible notes due 2005 of the Company

"CTC" China Telecommunications Corporation, a company established under the laws of the PRC

"Directors"                the directors of the Company

"First Supplemental
 Agreement"                the supplemental agreement dated 19 September 2000
                           between the Company, Beijing Mobile, Shanghai Mobile,
                           Tianjin Mobile, Hebei Mobile, Liaoning Mobile,
                           Shandong Mobile and Guangxi Mobile and CMCC pursuant to which certain arrangements relating to interconnection and roaming, trademark licensing, spectrum and number resources usage and sharing of inter-provincial transmission leased line fees between CMCC and the Company were extended to Beijing
                           Mobile, Shanghai Mobile, Tianjin Mobile, Hebei
                           Mobile, Liaoning Mobile, Shandong Mobile and Guangxi
                           Mobile

"Fujian Mobile"            Fujian Mobile Communication Company Limited, a wholly
                           foreign-owned enterprise established under the laws of the PRC and wholly-owned by Fujian Mobile BVI

"Fujian Mobile BVI"        Fujian Mobile (BVI) Limited, a company incorporated
                           on 1 September 1999 in the British Virgin Islands

"Group"                    the Company and its existing subsidiaries

"GSM" Global System for Mobile Communications, pan-European mobile telephone system based on digital transmission and cellular network architecture with roaming

"Guangdong Mobile"         Guangdong Mobile Communication Company Limited, a
                           wholly foreign-owned enterprise established under the laws of the PRC and a wholly-owned subsidiary of the Company

"Guangxi Mobile"           Guangxi Mobile Communication Company Limited, a
                           wholly foreign-owned enterprise established under the laws of the PRC and wholly-owned by Guangxi Mobile
                           BVI

"Guangxi Mobile BVI"       Guangxi Mobile (BVI) Limited, a company incorporated
                           on 1 September 2000 in the British Virgin Islands

"Hainan Mobile"            Hainan Mobile Communication Company Limited, a wholly
                           foreign-owned enterprise established under the laws of the PRC and wholly-owned by Hainan Mobile BVI

"Hainan Mobile BVI"        Hainan Mobile (BVI) Limited, a company incorporated
                           on 1 September

                           1999 in the British Virgin Islands

"Hebei Mobile"             Hebei Mobile Communication Company Limited, a wholly
                           foreign-owned enterprise established under the laws of the PRC and wholly-owned by Hebei Mobile BVI

"Hebei Mobile BVI"         Hebei Mobile (BVI) Limited, a company incorporated on
                           1 September 2000 in the British Virgin Islands

"Henan Mobile"             Henan Mobile Communication Company Limited, a wholly
                           foreign-owned enterprise established under the laws of the PRC and wholly-owned by Henan Mobile BVI

"Henan Mobile BVI"         Henan Mobile (BVI) Limited, a company incorporated on
                           1 September 1999 in the British Virgin Islands

"HK$"                      Hong Kong dollars, the lawful currency of Hong Kong

"Hong Kong"                Hong Kong Special Administrative Region of the
                           People's Republic of China

"Hubei Mobile"             Hubei Mobile Communication Company Limited, a company
                           established under the laws of the PRC and wholly-owned by Hubei Mobile BVI

"Hubei Mobile BVI"         Hubei Mobile (BVI) Limited, a company incorporated on
                           10 May 2002 in the British Virgin Islands

"Hunan Mobile"             Hunan Mobile Communication Company Limited, a company
                           established under the laws of the PRC and wholly-owned by Hunan Mobile BVI

"Hunan Mobile BVI"         Hunan Mobile (BVI) Limited, a company incorporated on
                           10 May 2002 in the British Virgin Islands

"Independent Board
 Committee"                the committee of Directors, consisting of Arthur Li
                           Kwok Cheung and Lo Ka Shui, Independent Non-executive
                           Directors, formed to advise the Independent
                           Shareholders in respect of the terms of the Acquisition, the mechanism for the determination of the issue price of the Consideration Shares and the terms of the Connected Transactions

"Independent
 Shareholders"             Shareholders other than CMBVI and its associates (as
                           defined under the Listing Rules)

"Interconnection and
 Roaming Agreement"       the inter-provincial interconnection and domestic and
                          international roaming settlement agreement dated 5 May
                          2000 between the Company and CMCC

"Interest Determination
 Date" each of the following dates (or if that date falls on a non-Business Day, then on the next Business Day): two Business Days next preceding the date of the Acquisition Agreement being 14 May 2002, 14 May 2004, 14 May 2006, 14 May 2008, 14 May 2010, 14 May 2012,
                           14 May 2014 and 14 May 2016

"Jiangsu Mobile"           Jiangsu Mobile Communication Company Limited, a
                           wholly foreign-owned enterprise established under the laws of the PRC and a wholly-owned subsidiary of Jiangsu Mobile BVI

"Jiangsu Mobile BVI"       Jiangsu Mobile (BVI) Limited, a company incorporated
                           on 6 March 1998 in the British Virgin Islands

"Jiangxi Mobile"           Jiangxi Mobile Communication Company Limited, a
                           company established under the laws of the PRC and wholly-owned by Jiangxi Mobile BVI

"Jiangxi Mobile BVI"       Jiangxi Mobile (BVI) Limited, a company incorporated
                           on 10 May 2002 in the British Virgin Islands

"Liaoning Mobile"          Liaoning Mobile Communication Company Limited, a
                           wholly foreign-owned enterprise established under the laws of the PRC and wholly-owned by Liaoning Mobile
                           BVI

"Liaoning Mobile BVI"      Liaoning Mobile (BVI) Limited, a company incorporated
                           on 1 September 2000 in the British Virgin Islands

"Listing Rules"            the Rules Governing the Listing of Securities on the
                           Stock Exchange

"Mainland China"           China (excluding Hong Kong, Macau and Taiwan)

"MII" Ministry of Information Industry of the PRC, or where the context so requires, its predecessor, the former Ministry of Posts and Telecommunications

"Noteholders"               holders of the Notes

"Notes"                     77/8% notes due 2004 of the Company

"PRC" or "China"            the People's Republic of China

"Railcom"                   China Railcom Company Limited, a company established
                            under the laws of the PRC

"RMB"                       Renminbi, the lawful currency of Mainland China

"Rothschild"                or N M Rothschild & Sons (Hong Kong) Limited, an
                            investment adviser registered under "N M Rothschild
                            & Sons" the Securities Ordinance (Chapter 333 of the
                            Laws of Hong Kong) and independent financial adviser to the Independent Board Committee in respect of the terms of the Acquisition, the mechanism for the determination of the issue price of the Consideration Shares and the terms of the Connected
                            Transactions

"Second Supplemental
 Agreement"                 the supplemental agreement dated 29 April 2002
                            between the Company, the Target Companies and CMCC pursuant to which certain existing arrangements relating interconnection and roaming, spectrum and number resources usage, sharing of inter-provincial transmission leased line fees and sharing and settlement of revenue from prepaid services were extended to the Target Companies

"Shaanxi Mobile"           Shaanxi Mobile Communication Company Limited, a
                           company established under the laws of the PRC and wholly-owned by Shaanxi Mobile BVI

"Shaanxi Mobile BVI"       Shaanxi Mobile (BVI) Limited, a company incorporated
                           on 10 May 2002 in the British Virgin Islands

"Shandong Mobile"          Shandong Mobile Communication Company Limited, a
                           wholly foreign-owned enterprise established under the laws of the PRC and wholly-owned by Shandong Mobile
                           BVI

"Shandong Mobile BVI"      Shandong Mobile (BVI) Limited, a company incorporated
                           on 1 September 2000 in the British Virgin Islands

"Shanghai Mobile"          Shanghai Mobile Communication Company Limited, a
                           wholly foreign-owned enterprise established under the laws of the PRC and wholly-owned by Shanghai Mobile
                           BVI

"Shanghai Mobile BVI"      Shanghai Mobile (BVI) Limited, a company incorporated
                           on 1 September 2000 in the British Virgin Islands

"Shanxi Mobile"            Shanxi Mobile Communication Company Limited, a
                           company established under the laws of the PRC and wholly-owned by Shanxi Mobile BVI

"Shanxi Mobile BVI"        Shanxi Mobile Communication (BVI) Limited, a company
                           incorporated on 10 May 2002 in the British Virgin
                           Islands

"Share(s)"                 ordinary share(s) of HK$0.10 each in the capital of
                           the Company

"Shareholders"             holders of Shares

"Sichuan Mobile"           Sichuan Mobile Communication Company Limited, a
                           company established under the laws of the PRC and wholly-owned by Sichuan Mobile BVI

"Sichuan Mobile BVI"       Sichuan Mobile (BVI) Limited, a company incorporated
                           on 10 May 2002 in the British Virgin Islands

"Stock Exchange"           The Stock Exchange of Hong Kong Limited

"Target BVI Companies"     Anhui Mobile BVI, Jiangxi Mobile BVI, Chongqing
                           Mobile BVI, Sichuan Mobile BVI, Hubei Mobile BVI,
                           Hunan Mobile BVI, Shaanxi Mobile BVI and Shanxi
                           Mobile BVI

"Target Companies"         Anhui Mobile, Jiangxi Mobile, Chongqing Mobile,
                           Sichuan Mobile, Hubei Mobile, Hunan Mobile, Shaanxi
                           Mobile and Shanxi Mobile

"Target Group"             the group of companies comprising the Target
                           Companies

"Tianjin Mobile"           Tianjin Mobile Communication Company Limited, a
                           wholly foreign-owned enterprise established under the laws of the PRC and wholly-owned by Tianjin Mobile
                           BVI

"Tianjin Mobile BVI"       Tianjin Mobile (BVI) Limited, a company incorporated
                           on 1 September 2000 in the British Virgin Islands

"US dollars" or "US$"      United States dollars, the lawful currency of the
                           United States of America

"Vodafone"                  Vodafone Group Plc, a company incorporated and
                            listed in the United Kingdom

"Vodafone Holdings"        Vodafone Holdings (Jersey) Limited, a company
                           incorporated in Jersey

"Vodafone Subscription
 Agreement"                 the subscription agreement entered into between
                            Vodafone, Vodafone Holdings and the Company on 16
                            May 2002 pursuant to which Vodafone agreed to subscribe, or to elect to allow Vodafone Holdings to subscribe, for Shares for a total of HK$5.85 billion

"Zhejiang Mobile"          Zhejiang Mobile Communication Company Limited, a
                           wholly foreign-owned enterprise established under the laws of the PRC and a wholly-owned subsidiary of the Company

For your convenience and unless otherwise specified, this announcement contains translations between RMB amounts and US dollars at RMB8.2766 = US$1.00, between RMB amounts and Hong Kong dollars at RMB1.061 = HK$1.00, and between Hong Kong dollars and US dollars at HK$7.7980 = US$1.00, the prevailing rates on 31 December 2001. The translations are not representations that the RMB and Hong Kong dollar amounts could actually be converted into US dollars or Hong Kong dollars at those rates, if at all.

FURTHER INFORMATION

CMBVI currently owns approximately 75.58% of the issued share capital of the Company and the total purchase price for the Acquisition is approximately 64.3% of the net tangible asset value of the Group for the financial year ended 31 December 2001. Accordingly, under the Listing Rules, the Acquisition constitutes both a major transaction and a connected transaction for the Company.

CMBVI (and its associates), being a connected person of the Company, will abstain from voting its shares on the ordinary resolutions to approve the Acquisition, the issue of the Consideration Shares and the Connected Transactions.

A circular containing, among other things, details of the terms of the Acquisition, the issue of the Consideration Shares and the Connected Transactions, letters from the Independent Board Committee and from Rothschild as independent financial adviser to the Independent Board Committee, further financial information of the Target Group and a notice to the Shareholders convening an extraordinary general meeting to approve the terms of the Acquisition, the issue of the Consideration Shares and the Connected Transactions, will be despatched to the Shareholders and, for information only, Noteholders and Convertible Noteholders as soon as practicable.

Save as disclosed above, there are no negotiations or agreements relating to intended acquisitions or realisations which are discloseable under paragraph 3 of the Listing Agreement, neither is the Board aware of any matter discloseable under the general obligation imposed by paragraph 2 of the Listing Agreement, which is or may be of a price-sensitive nature.

By Order of the Board
China Mobile (Hong Kong) Limited
Wang Xiaochu
Chairman and Chief Executive Officer

Hong Kong, 16 May 2002

Please also refer to the published version of this announcement in the South China Morning Post.